3:

Exhibit 2.1

AGREEMENT of MERGER

BY AND AMONG

PRIMUS INC., WINVEST INC.

AND

NOLAND COMPANY

Dated as of April 11, 2005

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit 3.1(a) Articles of Merger and Plan of Merger

SCHEDULES

Schedule 1.37	Knowledge of the Company
Schedule 5.2(a)	Capitalization
Schedule 5.4	Consents of Company
Schedule 5.6	Sufficiency of Assets
Schedule 5.7(a)	Owned Real Property
Schedule 5.7(b)	Owned Real Property Exceptions
Schedule 5.7(c)	Leased Real Property
Schedule 5.7(d)	Lease Consents
Schedule 5.7(f)	Notice of Real Property Matters
Schedule 5.8	Absence of Certain Events
Schedule 5.9	Litigation
Schedule 5.10(a)	Employee Benefit Plans
Schedule 5.10(b)	Employee Benefit Plan Exceptions
Schedule 5.11	Labor Matters
Schedule 5.12	Tax Matters
Schedule 5.13	Compliance with Law
Schedule 5.14	Transactions with Affiliates
Schedule 5.15	Environmental Laws and Regulations
Schedule 5.16	Intellectual Property
Schedule 5.17	Insurance Policies
Schedule 5.18(a)	Material Contracts
Schedule 6.3	Consents of Parent and Merger Subsidiary
Schedule 7.2	Conduct of Business

AGREEMENT OF MERGER

This AGREEMENT OF MERGER (this “Agreement”), dated as of April 11, 2005, by and among Primus Inc. (d/b/a WinWholesale Inc.), a Delaware corporation (“Parent”), Winvest Inc., a Virginia corporation and a direct, wholly owned subsidiary of Parent (“Merger Subsidiary”), and Noland Company, a Virginia corporation (the “Company”), recites and provides as follows:

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company and the Special Committee (as hereinafter defined) have approved the acquisition of the Company by Parent pursuant to a tender offer (the “Offer”) by Merger Subsidiary for all of the issued and outstanding shares of the common stock of the Company, par value $10.00 per share (the “Company Common Stock”), at a price of $74.00 per share (such price or any higher price per share as may be paid to any holder of shares in the Offer being referred to herein as the “Offer Price”), net to the selling holder in cash, followed by a merger (the “Merger”) of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth herein; and

WHEREAS, each of the Special Committee and the Board of Directors of the Company has unanimously adopted resolutions approving this Agreement, the Offer and the Merger, determining that the Offer and the Merger are fair to and in the best interests of the holders of the shares of Company Common Stock and has unanimously recommended that the Company’s shareholders accept the Offer and approve, if required by the terms of this Agreement and applicable Law, the Plan of Merger (as hereinafter defined).

AGREEMENTS

NOW, THEREFORE, in consideration of the premises, which are incorporated into and made part of this Agreement, and of the mutual representations, warranties, covenants, agreements and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Acquisition Agreement.

“Acquisition Agreement” shall have the meaning given in Section 8.6(b) hereof.

Section 1.2 Affiliate.

“Affiliate” shall mean with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person.

Section 1.3 Agreement.

“Agreement” shall have the meaning set forth in the preamble to this Agreement.

Section 1.4 Air Operations.

“Air Operations” shall mean Air Operations, LLC, a Virginia limited liability company and a wholly owned subsidiary of the Company.

Section 1.5 Articles of Merger.

“Articles of Merger” shall have the meaning set forth in Section 3.1(a) hereof.

Section 1.6 Certificates.

“Certificates” shall have the meaning set forth in Section 4.2(a) hereof.

Section 1.7 Closing.

“Closing” shall have the meaning set forth in Section 3.3 hereof.

Section 1.8 Closing Date.

“Closing Date” shall mean the date on which the Closing occurs.

Section 1.9 Code.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and all rules and regulations promulgated from time to time pursuant thereto.

Section 1.10 Company.

“Company” shall have the meaning set forth in the preamble to this Agreement.

Section 1.11 Company Affiliate.

“Company Affiliate” shall have the meaning set forth in Section 5.14 hereof.

Section 1.12 Company Bylaws.

“Company Bylaws” shall have the meaning set forth in Section 5.1 hereof.

Section 1.13 Company Charter.

“Company Charter” shall have the meaning set forth in Section 5.1 hereof.

Section 1.14 Company Common Stock.

“Company Common Stock” shall have the meaning set forth in the recitals to this Agreement.

Section 1.15 Company Material Adverse Effect.

“Company Material Adverse Effect” shall mean (i) an event, change, circumstance or occurrence with respect to the Company or a Subsidiary (collectively “Change”), (ii) the Company’s or a Subsidiary’s conflict, breach or default with respect to a representation, warranty or obligation set forth in this Agreement (collectively “Breach”), and/or (iii) the Company’s or a Subsidiary’s violation of law (“Violation”) that would reasonably be expected to result in a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that any of the following shall not be deemed to constitute a Change, Breach or Violation; (i) a Change to the United States economy in general or the economy of any foreign country in general in which the Company and the Subsidiaries operate, (ii) a Change in general to the industries in which the Company and the Subsidiaries operate, (iii) a Change to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) a Change due to the announcement of this Agreement or any of the transactions contemplated hereunder, the fulfillment of the parties’ obligations hereunder or the consummation of the transactions contemplated by this Agreement, or (v) a Change due to any outbreak or escalation of hostilities or act of terrorism or any declaration of war.

Section 1.16 Confidentiality Agreement.

“Confidentiality Agreement” shall have the meaning set forth in Section 8.1 hereof.

Section 1.17 Contracts.

“Contracts” shall mean all contracts, agreements, leases, licenses and binding commitments, whether written or oral (and all amendments, side letters, modifications and supplements thereto).

Section 1.18 D&O Insurance.

“D&O Insurance” shall have the meaning set forth in Section 8.4(b) hereof.

Section 1.19 Effective Time.

“Effective Time” shall have the meaning set forth in Section 3.2 hereof.

Section 1.20 Employee Benefit Plan.

“Employee Benefit Plan” shall have the meaning set forth in Section 5.10(a) hereof.

Section 1.21 Environmental Claim.

“Environmental Claim” shall have the meaning set forth in Section 5.15 hereof.

Section 1.22 Environmental Laws.

“Environmental Laws” shall have the meaning set forth in Section 5.15 hereof.

Section 1.23 ERISA.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules and regulations promulgated from time to time pursuant thereto.

Section 1.24 Exchange Act.

“Exchange Act” shall have the meaning set forth in Section 5.4 hereof.

Section 1.25 Exchange Agent.

“Exchange Agent” shall have the meaning set forth in Section 4.2(a) hereof.

Section 1.26 Financial Advisor.

“Financial Advisor” shall have the meaning set forth in Section 3.8(a)(iii) hereof.

Section 1.27 GAAP.

“GAAP” shall mean generally accepted accounting principles as in effect in the United States of America at the time of the preparation of the subject financial statement.

Section 1.28 Government Authority.

“Government Authority” shall mean the United States of America, any other nation or any state or territory or subdivision thereof and any agency or instrumentality of any of the foregoing.

Section 1.29 Hazardous Substances.

“Hazardous Substances” shall have the meaning set forth in Section 5.15 hereof.

Section 1.30 HSR Act.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

Section 1.31 HSR Condition.

“HSR Condition” shall have the meaning set forth in Annex A hereto.

Section 1.32 Indemnified Persons.

“Indemnified Persons” shall have the meaning set forth in Section 8.4(b) hereof.

Section 1.33 Independent Directors.

“Independent Directors” shall have the meaning set forth in Section 2.3(a)(iii) hereof.

Section 1.34 Information Statement

“Information Statement” shall have the meaning set forth in Section 2.3(a) hereof.

Section 1.35 Initial Expiration Date.

“Initial Expiration Date” shall have the meaning set forth in Section 2.1 hereof.

Section 1.36 IRS.

“IRS” shall mean the Internal Revenue Service.

Section 1.37 Knowledge of the Company.

“Knowledge of the Company” shall mean the actual knowledge of the persons set forth on Schedule 1.37.

Section 1.38 Law.

“Law” shall mean any federal, state, provincial, local or other law, statute, act, ordinance or other governmental requirement of any kind, and the rules, regulations and orders promulgated thereunder.

Section 1.39 Leased Real Property.

“Leased Real Property” shall have the meaning set forth in Section 5.7(c) hereof.

Section 1.40 Leases.

“Leases” shall have the meaning set forth in Section 5.7(c) hereof.

Section 1.41 Lien.

“Lien” shall mean any mortgage, lien, pledge, charge, adverse right or claim, security interest, community property interest, equitable interest, option, right of first refusal, restrictions on use and/or transfer (excluding restrictions imposed by applicable securities laws with respect to the transfer of securities) or encumbrance of any kind.

Section 1.42 Material Contracts.

“Material Contracts” shall have the meaning set forth in Section 5.18(a) hereof.

Section 1.43 Merger.

“Merger” shall have the meaning set forth in the recitals to this Agreement.

Section 1.44 Merger Consideration.

“Merger Consideration” shall mean the right to receive the Offer Price in cash, without interest.

Section 1.45 Merger Transactions.

“Merger Transactions” shall have the meaning set forth in Section 2.2(a) hereof.

Section 1.46 Merger Subsidiary.

“Merger Subsidiary” shall have the meaning set forth in the preamble to this Agreement.

Section 1.47 Merger Subsidiary Common Stock.

“Merger Subsidiary Common Stock” shall mean the common stock, $0.01 par value per share, of Merger Subsidiary.

Section 1.48 Minimum Condition.

“Minimum Condition” shall have the meaning set forth in Annex A hereof.

Section 1.49 NOLCO.

“NOLCO” shall mean NOLCO Acquisition Company, a Virginia corporation and wholly owned subsidiary of the Company.

Section 1.50 NPI Chattanooga.

“NPI Chattanooga” shall mean NPI Properties—Chattanooga LLC, a Virginia limited liability company and wholly owned subsidiary of Properties.

Section 1.51 NPI Little Rock.

“NPI Little Rock” shall mean NPI Properties—Little Rock LLC, a Virginia limited liability company and wholly owned subsidiary of Properties.

Section 1.52 NPI Properties.

“NPI Properties” shall mean NPI Properties LLC, a Virginia limited liability company and wholly owned subsidiary of Properties.

Section 1.53 NPI Properties I.

“NPI Properties I” shall mean NPI Properties I LLC, a Virginia limited liability company and wholly owned subsidiary of Properties.

Section 1.54 NPI Roanoke.

“NPI Roanoke” shall mean NPI Properties—Roanoke LLC, a Virginia limited liability company and wholly owned subsidiary of Properties.

Section 1.55 Offer.

“Offer” shall have the meaning set forth in the recitals to this Agreement.

Section 1.56 Offer Documents.

“Offer Documents” shall have the meaning set forth in Section 2.1 hereof.

Section 1.57 Offer Price.

“Offer Price” shall have the meaning set forth in the recitals to this Agreement.

Section 1.58 Owned Real Property.

“Owned Real Property” shall have the meaning set forth in Section 5.7(a) hereof.

Section 1.59 Parent.

“Parent” shall have the meaning set forth in the preamble to this Agreement.

Section 1.60 Permits.

“Permits” shall mean all permits, licenses, variances, exemptions, orders, registrations, consents and approvals and governmental authorizations of all Government Authorities.

Section 1.61 Permitted Liens.

“Permitted Liens” shall have the meaning set forth in Section 5.7(b)(i) hereof.

Section 1.62 Person.

“Person” shall mean any individual, corporation, partnership, limited liability company, association, trust, unincorporated entity or other legal entity.

Section 1.63 Plan of Merger.

“Plan of Merger” shall have the meaning set forth in Section 3.1(a) hereof.

Section 1.64 Potential Superior Proposal.

“Potential Superior Proposal” shall have the meaning set forth in Section 8.6(a) hereof.

Section 1.65 Properties.

“Properties” shall mean Noland Properties, Inc., a Virginia corporation.

Section 1.66 Properties Common Stock.

“Properties Common Stock” shall have the meaning set forth in Section 5.2 hereof.

Section 1.67 Proxy Statement.

“Proxy Statement” shall have the meaning set forth in Section 3.8(a)(ii) hereof.

Section 1.68 Qualified Plans.

“Qualified Plans” shall have the meaning set forth in Section 5.10(b) hereof.

Section 1.69 Real Property.

“Real Property” shall mean, collectively, the Leased Real Property and the Owned Real Property.

Section 1.70 Representatives.

“Representatives” shall have the meaning set forth in Section 2.3(a)(ii) hereof.

Section 1.71 Schedule 14D-9.

“Schedule 14D-9” shall have the meaning set forth in Section 2.2(b) hereof.

Section 1.72 SEC.

“SEC” shall have the meaning set forth in Section 3.8(a)(ii) hereof.

Section 1.73 SEC Contract.

“SEC Contract” shall have the meaning set forth in Section 5.9 hereof.

Section 1.74 SEC Documents.

“SEC Documents” shall have the meaning set forth in Section 5.5(a) hereof.

Section 1.75 SEC Financial Statements.

“SEC Financial Statements” shall have the meaning set forth in Section 5.5(a).

Section 1.76 Securities Act.

“Securities Act” shall have the meaning set forth in Section 5.5(a) hereof.

Section 1.77 Shares.

“Shares” shall have the meaning set forth in Annex A hereof.

Section 1.78 Special Committee.

“Special Committee” shall mean the special committee of the Board of Directors of the Company consisting solely of independent directors.

Section 1.79 Special Meeting.

“Special Meeting” shall have the meaning set forth in Section 3.8(a)(i) hereof.

Section 1.80 Subsidiaries.

“Subsidiaries” shall mean, collectively, Properties, NPI Chattanooga, NPI Little Rock, NPI Properties, NPI Properties I, NPI Roanoke, NOLCO, and Air Operations.

Section 1.81 Subsidiary Organizational Documents.

“Subsidiary Organizational Documents” shall have the meaning set forth in Section 5.1 hereof.

Section 1.82 Superior Proposal.

“Superior Proposal” shall have the meaning set forth in Section 8.6(e)(ii) hereof.

Section 1.83 Surviving Corporation.

“Surviving Corporation” shall have the meaning set forth in Section 3.1(a) hereof.

Section 1.84 Takeover Proposal.

“Takeover Proposal” shall have the meaning set forth in Section 8.6(e)(i) hereof.

Section 1.85 Tax; Taxes.

“Tax” or “Taxes” means any federal, state, county, local, or foreign taxes, charges, levies, imposts, duties, other assessments, or similar charges of any kind whatsoever, including any interest, penalties, and additions imposed thereon or with respect thereto.

Section 1.86 Tax Return.

“Tax Return” means any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group.

Section 1.87 Tender Offer Conditions.

“Tender Offer Conditions” shall have the meaning set forth in Annex A hereto.

Section 1.88 Termination Fee.

“Termination Fee” shall have the meaning set forth in Section 10.3 hereof.

Section 1.89 VSCA.

“VSCA” shall mean the Virginia Stock Corporation Act, as amended.

ARTICLE II

THE OFFER

Section 2.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article X and so long as each of the Tender Offer Conditions has been satisfied and no fact, occurrence or circumstance shall exist which would result in a failure to satisfy any of the Tender Offer Conditions, subject to the provisions of this Agreement, as promptly as reasonably practicable, but in no event later than five business days after execution of this Agreement, Merger Subsidiary shall commence, within the meaning of Rule 14d-2 under the Exchange Act, the Offer at the Offer Price. The initial expiration date of the Offer shall be the 20th business day following the date the Offer is commenced within the meaning of Rule 14d-2 under the Exchange Act (the “Initial Expiration Date”). The obligation of Merger Subsidiary to commence the Offer and accept for payment, and pay for, any shares tendered pursuant to the Offer shall be subject to the satisfaction of the Tender Offer Conditions set forth in Annex A, any of which, other than the Minimum Condition and the HSR Condition (each as defined in Annex A), may be waived by Parent and Merger Subsidiary in their sole discretion. Parent and Merger Subsidiary expressly reserve the right to modify the terms of the Offer; provided, however, that, without the prior written consent of the Company, neither Parent nor Merger Subsidiary shall (i) waive the Minimum Condition or the HSR Condition, (ii) reduce the number of shares subject to the Offer, (iii) reduce the Offer Price, (iv) change the form of consideration payable in the Offer, (v) amend any term or add any condition of the Offer (including the Tender Offer Conditions), in each case, in any manner that would adversely affect the shareholders of the Company in any material respect or (vi) extend the Initial Expiration Date, except as required by law and except that Parent and the Merger Subsidiary shall have the right, in their sole discretion, (A) to extend the expiration date of the Offer for up to ten business days after the Initial Expiration Date if as of that date there shall not have been tendered a number of shares that constitute at least 90% of the outstanding shares of the Company Common Stock on a fully-diluted basis, (B) to elect to provide a subsequent offering period for the Offer in accordance with Rule 14d-11 under the Exchange Act or (C) to extend the expiration date of the Offer from time to time for successive periods of up to 20 business days each, but in no event later than the three-month anniversary of the date of this Agreement, if the Tender Offer Conditions have not been met. If on any scheduled expiration date of the Offer, the Offer would have expired without any shares being purchased because the Tender Offer Conditions have not been satisfied, Parent and Merger Subsidiary shall, at the request of the Company (subject always to the terms and conditions of this Agreement, including Article X), extend the expiration date of the Offer from time to time for successive periods of up to 20 business days each (but in no event later than the three-month anniversary of the date of this Agreement) unless Parent reasonably believes at such time that such conditions are not capable of being satisfied. Subject to the terms of the Offer, including the Tender Offer Conditions, Merger Subsidiary shall pay for all shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer as soon after the expiration of the Offer as it is legally permitted to do so under applicable law.

(b) On the date of commencement of the Offer, Parent and Merger Subsidiary shall file with the SEC and cause to be disseminated to holders of the shares of Company Common Stock a Tender Offer Statement on Schedule TO with respect to the Offer, which shall contain (included as an Exhibit), or incorporate by reference, an offer to purchase and a related letter of transmittal, and a summary advertisement (collectively, together with any supplements or amendments thereto, the “Offer Documents”). The Company and its counsel shall be given an opportunity to review and comment upon the Offer Documents prior to the filing thereof with the SEC. Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and Parent and Merger Subsidiary further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of shares of Company Common Stock, in each case as and to the extent required by applicable federal securities laws. Parent and Merger Subsidiary agree to provide the Company and its counsel with copies of any written comments Parent, Merger Subsidiary or their counsel may receive from the SEC or its staff with respect to the Offer Documents.

Section 2.2 Company Actions.

(a) The Company hereby represents that the Board of Directors of the Company, by unanimous vote, has duly adopted resolutions adopting and approving this Agreement and the transactions contemplated hereby and thereby, including the Offer and the Merger (collectively, the “Merger Transactions”), determined that the Merger Transactions are fair to, and in the best interests of, the Company’s shareholders and recommended that the Company’s shareholders accept the Offer and, if the Merger is not to be consummated pursuant to Section 3.7 hereof, approve the Plan of Merger. The Company has taken all other action necessary to render Section 13.1-725 through Section 13.1-727.1 and Section 13.1-728.1 through Section 13.1-728.9 of the VSCA inapplicable to the Merger Transactions and the other transactions contemplated hereby. The Company hereby consents to the inclusion in the Offer Documents of the recommendations of the Company’s Board of Directors described above.

(b) On the date the Offer Documents are filed with the SEC and the Offer is commenced, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (such Schedule 14D-9, as amended from time to time, the “Schedule 14D-9”), and shall disseminate the Schedule 14D-9 to the shareholders of the Company as required by Rule 14d-9 under the Exchange Act. The Schedule 14D-9 shall contain the recommendation described in Section 2.2(a) above. Parent and Merger Subsidiary and their counsel shall be given an opportunity to review and comment upon the Schedule 14D-9 prior to the filing thereof with the SEC. Each of the Company, Parent and Merger Subsidiary agrees promptly to correct any information provided by it for use in the Proxy Statement (if a Proxy Statement is required pursuant to Section 3.8) or the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect, and the Company further agrees to take all steps necessary to cause the Proxy Statement, if required, or the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the holders of shares of the Company Common Stock, in each case as and to the extent required by applicable federal securities Laws. The Company agrees to provide Parent and Merger Subsidiary and their counsel in writing with any comments the Company or its counsel may receive from the SEC or its staff with respect to the Proxy Statement, if required, or the Schedule 14D-9 promptly after the receipt of such comments.

(c) In connection with the Offer, the Company shall cause its transfer agent to furnish Parent and Merger Subsidiary with mailing labels containing the names and addresses of the record holders of shares of Company Common Stock as of a recent date and of those Persons becoming record holders subsequent to such date, together with copies of all lists of shareholders, security position listings and computer files and all other information in the Company’s possession or control regarding the beneficial owners of shares of Company Common Stock, and shall furnish to Parent and Merger Subsidiary such information and assistance (including updated lists of shareholders, security position listings and computer files) as Parent or Merger Subsidiary may reasonably request in communicating the Offer to the record and beneficial owners of the shares of Company Common Stock. Subject to the requirements of Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger Transactions, Parent and Merger Subsidiary and each of their affiliates, agents or representatives shall hold in confidence the information contained in any of such labels, lists and files, will use such information only in connection with the Merger Transactions, and, if this Agreement is terminated, will promptly deliver to the Company all copies of such information then in their possession.

Section 2.3 Composition of the Board of Directors.

(a) Promptly upon the acceptance for payment of, and payment by Merger Subsidiary for, shares of Company Common Stock equal to at least a majority of the outstanding shares of Company Common Stock, Merger Subsidiary shall be entitled to:

(i) receipt by advance notice from the Company of all (x) notice of meetings of the Board of Directors of the Company, and (y) proposed written actions to be taken by the Board of Directors of the Company in writing in lieu of a meeting of the Board of Directors of the Company, in the same form and at the same time as the Company notifies the Board of Directors of the Company of any such meeting or written action, each such notice to be delivered pursuant to the notice provisions of this Agreement;

(ii) designate two representatives of Merger Subsidiary (the “Representatives”) to attend and observe each meeting, or receive copies of any written action taken in lieu thereof; provided, however, if at any such meeting the Company’s legal counsel determines that the Representatives should depart the meeting during part of the meeting in order to protect the Company’s ability to assert attorney-client privilege, the Representatives shall depart the meeting during such period as deemed appropriate by the Company’s legal counsel to protect the Company’s ability to assert attorney-client privilege; and

(iii) designate up to such number of directors on the Board of Directors of the Company, rounded up to the next whole number, as will give Merger Subsidiary, subject to compliance with Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, representation on the Board of Directors of the Company equal to at least that number of directors which equals the product of the total number of directors on the Board of Directors of the Company (giving effect to the directors elected pursuant to this sentence) multiplied by a fraction, the numerator of which shall be the number of shares of Company Common Stock directly or indirectly beneficially owned by Merger Subsidiary and Parent and the denominator of which shall be the number of shares of Company Common Stock then outstanding. Subject to applicable Law, the Company shall take all action requested by Merger Subsidiary which is reasonably necessary to effect any such election, including mailing to its shareholders the information statement (the “Information Statement”) containing the information required by Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder, and the Company agrees to make such mailing with the mailing of the Schedule 14D-9 so long as Merger Subsidiary shall have provided to the Company on a timely basis all information required to be included in the Information Statement with respect to Parent’s designees. Parent and Merger Subsidiary and their counsel shall be given an opportunity to review and comment upon the Information Statement prior to the filing thereof with the SEC. Merger Subsidiary shall be solely responsible for any information with respect to Parent, Merger Subsidiary or Merger Subsidiary’s nominees, officer, directors and affiliates required by Section 14(f) and Rule 14f-1. In furtherance thereof, the Company shall increase the size of the Board of Directors of the Company (subject to the limitations set forth in the Company Charter or the Company Bylaws or imposed by applicable Law), or use its commercially reasonable efforts to secure the resignation of directors, or both, as is reasonably necessary to permit Merger Subsidiary’s designees to be elected to the Board of Directors of the Company. The Company agrees to provide Parent and Merger Subsidiary and their counsel with copies of any written comments the Company or its counsel may receive from the SEC or its staff with respect to the Information Statement.

(b) In the event that Merger Subsidiary’s designees are elected to the Board of Directors of the Company, subject to the other terms of this Agreement and until the Effective Time, the Board of Directors of the Company shall have at least two directors who are directors on the date hereof and neither of whom is an officer of the Company nor a designee, shareholder, affiliate or associate (within the meaning of the federal securities laws) of Parent or Merger Subsidiary (one or more of such directors, the “Independent Directors”); provided, however, that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, to the extent permitted by the VSCA, any remaining Independent Directors shall be entitled to designate persons to fill such vacancies who shall be deemed Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate one person to fill one of the vacancies who shall not be a shareholder, affiliate or associate of Parent or Merger Subsidiary and such person shall be deemed to be an Independent Director for purposes of this Agreement, and Parent or Merger Subsidiary, as applicable, shall use its commercially reasonable efforts to cause its designees to designate such person. Notwithstanding anything in this Agreement to the contrary, in the event that Merger Subsidiary’s designees are elected to the Board of Directors of the Company, after the acceptance for payment of shares of Company Common Stock pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (a) amend or terminate this Agreement on behalf of the Company, (b) exercise or waive any of the Company’s rights, benefits or remedies hereunder, (c) extend the time for performance of Parent’s or Merger Subsidiary’s obligations hereunder, or (d) take any other action by the Board of Directors of the Company under or in connection with this Agreement; provided, however, that if there shall be no such directors, such actions may be effected by unanimous vote of the entire Board of Directors of the Company.

ARTICLE III

THE MERGER

Section 3.1 The Merger.

(a) Immediately prior to the Effective Time, the Company and Merger Subsidiary shall execute and deliver articles of merger (the “Articles of Merger”), together with the related plan of merger meeting the requirements of Section 13.1-716 of the VSCA (the “Plan of Merger”), substantially in the form attached hereto as Exhibit 3.1(a), which shall be filed with the State Corporation Commission of the Commonwealth of Virginia in accordance with the VSCA. Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Subsidiary shall be merged with and into the Company in accordance with the provisions of, and with the effects provided in, Article 12 of the VSCA. The Company shall be the surviving corporation (the “Surviving Corporation”) resulting from the Merger, shall continue to be governed by the Laws of the Commonwealth of Virginia and shall succeed to and assume all of the rights and obligations of Merger Subsidiary, and the separate corporate existence of Merger Subsidiary shall cease.

(b) If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or otherwise are necessary or desirable to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, all rights, title and interests in all real estate and other property and assets and all privileges, rights, powers and franchises of the Company or Merger Subsidiary, then the Surviving Corporation and its proper officers and directors, in the name and on behalf of the Company or Merger Subsidiary, shall execute and deliver all such proper deeds, assignments and assurances in law and do all things necessary and proper to vest, perfect or confirm title to such assets or rights in the Surviving Corporation and otherwise to carry out the purpose of this Agreement, and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Company or Merger Subsidiary or otherwise to take any and all such action.

Section 3.2 Effective Time.

The Merger shall become effective upon (i) the issuance of a Certificate of Merger by the State Corporation Commission of the Commonwealth of Virginia or (ii) at such later time as is set forth in the Articles of Merger (the “Effective Time”).

Section 3.3 Time and Place of Closing.

The closing of the transactions contemplated by this Agreement shall take place at a time and on a date mutually agreed upon by the parties hereto; provided, however, that such date shall be no later than the third business day following the date on which all of the conditions to the obligations of the parties set forth in Article IX (other than those to be satisfied at the Closing) have been satisfied or waived as provided therein (the “Closing”). The Closing shall take place at the offices of Hunton & Williams LLP, Riverfront Plaza, East Tower, 951 East Byrd Street, Richmond, Virginia, 23219-4074.

Section 3.4 Articles of Incorporation and Bylaws.

(a) The Company Charter, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The Company Bylaws, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 3.5 Board of Directors.

The Board of Directors of Merger Subsidiary immediately prior to the Effective Time shall be the Board of Directors of the Surviving Corporation at and immediately after the Effective Time until the earlier of their resignation or removal or until their successors are duly elected and qualified, as the case may be.

Section 3.6 Management.

The officers of Merger Subsidiary immediately prior to the Effective Time shall be the officers of the Surviving Corporation at and immediately after the Effective Time until the earlier of their resignation or removal or until their successors are duly elected or appointed and qualified, as the case may be.

Section 3.7 Merger Without Meeting of Shareholders.

In the event that Parent, Merger Subsidiary and their Affiliates shall have acquired in the aggregate at least 90% of the issued and outstanding shares of Company Common Stock pursuant to the Offer or otherwise, the parties hereto shall take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for shares of Company Common Stock by Merger Subsidiary pursuant to the Offer, without a meeting of shareholders of the Company, in accordance with Section 13.1-719 of the VSCA.

Section 3.8 Shareholders’ Meeting.

(a) Subject to Article IX hereof, if this Agreement has not earlier been terminated pursuant to Section 10.1 hereof and the Merger has not been or will not be consummated pursuant to Section 3.7 hereof, then upon (x) the acceptance for payment of shares of Company Common Stock by Merger Subsidiary pursuant to the Offer or (y) the expiration of the Offer without Merger Subsidiary purchasing any shares of Company Common Stock thereunder, the Company, acting through its Board of Directors, shall:

(i) in accordance with the Company Charter and Company Bylaws and in accordance with applicable Law, duly call, give notice of, convene and hold a special meeting of its shareholders for the purpose of considering and taking action upon the Plan of Merger (the “Special Meeting”) as soon as practicable following the date hereof;

(ii) prepare and file with the United States Securities and Exchange Commission (the “SEC”), as promptly as practicable, (but giving Parent and Merger Subsidiary and their counsel an opportunity to review and comment thereon prior to the filing thereof with the SEC), a preliminary proxy statement relating to the Merger, this Agreement and the Plan of Merger and use its commercially reasonable efforts (A) to obtain and furnish the information required to be included by the federal securities laws (and the rules and regulations thereunder) in the Proxy Statement (as hereinafter defined) and, after consultation with Parent (and providing Parent and Merger Subsidiary and their counsel a copy of) any comments made by the SEC with respect to the preliminary proxy statement and, as soon as practicable thereafter (but giving Parent and Merger Subsidiary and their counsel an opportunity to review and comment thereon prior to the mailing thereof), to cause a definitive proxy statement (the “Proxy Statement”) to be mailed to its shareholders and (B) to obtain the necessary approval of the Plan of Merger by its shareholders as soon as practicable; and

(iii) include in the Proxy Statement (A) the recommendation of the Board that the shareholders of the Company vote in favor of the approval of the Plan of Merger, unless such recommendation has been withdrawn, or as such recommendation has been modified or amended, in each case in accordance with Section 8.6, and (B) the opinion of The Blackstone Group (the “Financial Advisor”) described in Section 5.19.

(b) Parent shall, as soon as practicable after the date hereof, provide the Company with the information concerning Parent and Merger Subsidiary required to be included in the Proxy Statement in the event the Proxy Statement will be required pursuant to Section 3.8(a). At any Special Meeting, Parent shall vote, or cause to be voted, all of the shares of Company Common Stock (if any) then owned by it, Merger Subsidiary or any of its other Affiliates in favor of the approval of the Plan of Merger.

Section 3.9 Earliest Consummation.

Each party hereto shall use its commercially reasonable efforts to consummate the Merger as soon as practicable. If the Tender Offer Conditions are satisfied, or waived, Merger Subsidiary shall consummate the Offer and accept for payment shares of Company Common Stock validly tendered and not withdrawn and thereafter effectuate the Merger as soon as practicable after Merger Subsidiary accepts the shares of Company Common Stock for payment pursuant to the Offer.

ARTICLE IV

EFFECT OF THE MERGER ON CAPITAL STOCK

Section 4.1 Effect on Capital Stock.

As of the Effective Time, by virtue of the Merger and without any action on the part of any holders of Company Common Stock or Merger Subsidiary Common Stock:

(a) Subject to the provisions of Section 4.2, each issued and outstanding share of Company Common Stock (including each share of Company Common Stock described in Section 4.1(c) hereof, but specifically excluding any shares of Company Common Stock that are owned by Parent, Merger Subsidiary or any Affiliate thereof, which are addressed in Section 4.1(d)) shall be converted into the right to receive, upon the surrender of the certificate formerly representing such share of Company Common Stock in accordance with Section 4.2, the Merger Consideration.

(b) All shares of Merger Subsidiary Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, $10.00 par value per share, of the Surviving Corporation, and such common stock of the Surviving Corporation issued on such conversion shall constitute all of the issued and outstanding shares of capital stock of the Surviving Corporation immediately following the Effective Time.

(c) (i) Each share of Company Common Stock that was issued by the Company pursuant to the Noland Company Restricted Stock Plan and that is issued and outstanding as of the Effective Time shall vest in full at and as of the Effective Time and shall be treated for all purposes of this Agreement, including Section 4.1(a) hereof, as an issued and outstanding share of Company Common Stock, and (ii) each share of Company Common Stock that was issued by the Company pursuant to the 1999 Outside Directors Stock Plan will be distributed by the Company to the owner thereof prior to the Effective Time and shall be treated for all purposes of this Agreement, including Section 4.1(a) hereof, as an issued and outstanding share of Company Common Stock.

(d) Each issued and outstanding share of Company Common Stock owned by Parent, Merger Subsidiary or any Affiliate thereof shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

Section 4.2 Exchange of Certificates.

(a) Prior to the Effective Time, Parent shall (x) have designated a bank or trust company (the “Exchange Agent”), reasonably acceptable to the Company, to make the payments of the funds to which holders of shares of Company Common Stock shall become entitled pursuant to this Section 4.2(a) and (y) have delivered, or shall have caused Merger Subsidiary to deliver, to the Exchange Agent, for the benefit of the holders of record of a certificate or certificates that immediately prior to the Effective Time represented issued and outstanding shares of Company Common Stock (the “Certificates”), cash in an amount equal to (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock issued and outstanding (other than shares held directly or indirectly by any Subsidiary of the Company or in the treasury of the Company or directly or indirectly by Merger Subsidiary) immediately prior to the Effective Time. The Exchange Agent shall invest amounts deposited by the Exchange Agent as directed by Parent or the Surviving Corporation pending payment thereof by the Exchange Agent as provided in this Section 4.2(a), and any earnings from such investments shall be payable to the Surviving Corporation or as it directs; provided that no such investment, or any loss resulting from any such investment, shall affect Parent’s obligation to pay the Merger Consideration in accordance with the terms of this Agreement.

(b) As promptly as practicable after the Effective Time, but in no event more than ten days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates whose shares were converted pursuant to Section 4.1(a) into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent and the Surviving Corporation may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration (subject to Section 4.2(e) below) multiplied by the number of shares of Company Common Stock formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the Person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 4.2(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 4.2(b).

(c) All Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article IV shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were issued and outstanding immediately prior to the Effective Time. Subject to Section 4.3, if, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged by the Exchange Agent for cash equal to (i) the Merger Consideration multiplied by (ii) the number of shares of Company Common Stock theretofore represented by such Certificate.

(d) None of Parent, the Company or the Surviving Corporation shall be liable to any former shareholder of the Company for any Merger Consideration properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e) The Exchange Agent, Surviving Corporation or Parent, as appropriate, shall be entitled to deduct and withhold from consideration otherwise payable pursuant to this Agreement to any former shareholder of the Company such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any other Tax Law. To the extent that amounts are so withheld, (i) such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Certificates in respect of which such deduction and withholding was made, and (ii) the Exchange Agent, Surviving Corporation or Parent shall provide to the holders of such securities written notice of the amounts so deducted or withheld.

(f) If any Certificate shall have been lost, stolen, defaced or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen, defaced or destroyed and, if required by the Surviving Corporation, the receipt, at the option of such Person, of an indemnity or bond (provided that such indemnity or bond is reasonably satisfactory to the Surviving Corporation) against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in respect of such lost, stolen, defaced or destroyed Certificate the Merger Consideration multiplied by the number of shares of Company Common Stock theretofore represented by such Certificate.

Section 4.3 Termination of Exchange Fund.

Any portion of the amounts held by the Exchange Agent pursuant to Section 4.2, including earnings from investments, that remains undistributed to the holders of Certificates as of the first anniversary of the Effective Time shall be delivered by the Exchange Agent to Parent or the Surviving Corporation, and any such holders shall thereafter look only to Parent or the Surviving Corporation for, and Parent and the Surviving Corporation shall remain liable for, payment of their claim in accordance with Section 4.2 herein.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants each of the following to Parent and Merger Subsidiary; provided, however, a Breach of any representation or warranty under this Agreement shall not relieve Parent or Merger Subsidiary from their respective obligations under this Agreement, unless such Breach (i) constitutes a Company Material Adverse Effect or (ii) acts to prevent or materially delay the consummation of the Merger Transactions or other transactions contemplated by this Agreement.

Section 5.1 Organization and Authority of the Company.

(a) Each of the Company and Properties is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Subsidiaries, other than Properties, is a limited liability company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and each Subsidiary is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would only have an insignificant effect on the Company or such Subsidiary. The copies of the Articles of Incorporation and Bylaws of the Company (the “Company Charter” and “Company Bylaws”, respectively) and the copies of the Articles of Incorporation and Bylaws of Properties and the Articles of Organization and Operating Agreements of each other Subsidiary (collectively, the “Subsidiary Organizational Documents”), in the form delivered to Merger Subsidiary and Parent, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 5.2 Capitalization.

(a) The authorized capital stock of the Company consists of 6,000,000 shares of Company Common Stock. At the date hereof, there are 3,384,718 shares of Company Common Stock issued and outstanding and there are 10,000 shares of Company Common Stock that will be issued pursuant to the Noland Company Restricted Stock Plan prior to the Effective Time. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Schedule 5.2(a), as of the date hereof, there are not, and as of the Effective Time there will not be, any outstanding securities, options, warrants, calls, rights, commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary is bound, obligating the Company or any Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of Properties or additional membership interests or other voting securities of any Subsidiary (other than Properties) or obligating the Company or any Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company or any Subsidiary to make any payment based on or resulting from the value or price of the Company Common Stock, the Properties Common Stock, any membership interests of the Subsidiaries (other than Properties) or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. There are no outstanding contractual obligations of the Company or of any Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or Properties or any membership interests of any Subsidiary (other than Properties). The Company does not, directly or indirectly, own any equity securities or other ownership interests in any Person other than the Subsidiaries.

(b) The authorized capital stock of Properties consists of 5,000 shares of common stock, par value $10.00 per share (the “Properties Common Stock”). At the date hereof, there are 500 shares of Properties Common Stock issued and outstanding. The Company directly owns all of the issued and outstanding shares of Properties Common Stock, free and clear of any Liens, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Properties does not, directly or indirectly, own any equity securities or other ownership interests in any Person other than the other Subsidiaries.

(c) Properties directly owns all of the issued and outstanding membership interests of each Subsidiary (other than Properties), free and clear of any Liens, and all of such membership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Subsidiary (other than Properties) owns, directly or indirectly, any equity securities or other ownership interests in any other Person.

Section 5.3 Authority Relative to this Agreement.

The execution, delivery and performance (subject, if the Merger is not to be consummated pursuant to Section 3.7, to the approval of the Plan of Merger by the holders of more than two-thirds of the issued and outstanding shares of Company Common Stock (the “Company Shareholder Approval”)) of this Agreement and of all of the other documents and instruments required hereby by the Company and the consummation of the Merger Transactions are within the corporate power and authority of the Company. The execution and delivery of this Agreement and the consummation of the Merger Transactions and of such other transactions contemplated hereby have been duly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger Transactions or the other transactions contemplated hereby (other than, with respect to the Merger, receipt of the Company Shareholder Approval if the Merger is not to be consummated pursuant to Section 3.7). This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery hereof and thereof by Parent and Merger Subsidiary) constitute or will constitute valid and binding agreements of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by equitable principles.

Section 5.4 Consents and Approvals; No Violations.

Except for (a) any applicable requirements of the HSR Act, (b) the filing of the Articles of Merger with, and the issuance of a certificate of merger by, the State Corporation Commission of the Commonwealth of Virginia as required by the VSCA, (c) if the Merger will not be consummated pursuant to Section 3.7 and Company Shareholder Approval is thereby required, the filing with the SEC of the preliminary proxy statement, the Proxy Statement and any of the other documents required to be filed, (d) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (e) if the Merger will not be consummated pursuant to Section 3.7, the Company Shareholder Approval, (f) any filings required by the Nasdaq Stock Market Inc., and (g) those required filings, registrations, consents and approvals listed on Schedule 5.4 attached hereto, neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Merger Transactions or the other transactions contemplated by this Agreement will (i) require the filing or registration with, or notice to, or require any Permit of or from, any Government Authority, (ii) conflict with or result in any breach of any provision of the Company Charter or the Company Bylaws, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, the Material Contracts or other instrument or obligation to which the Company is a party or by which the Company or any of the properties or assets of the Company may be bound or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company or any of its properties or assets, except with respect to the foregoing subsection (iii), for breaches, defaults or violations that would not be reasonably likely to have a Company Material Adverse Effect and that will not prevent or materially delay the consummation of the Merger Transactions or the other transactions contemplated hereby.

Section 5.5 SEC Documents; Undisclosed Liabilities.

(a) The Company has filed all required reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2004 (collectively, and in each case including all exhibits, schedules and amendments thereto and documents incorporated by reference therein, the “SEC Documents”). No Subsidiary is required to file any report, schedule, form, statement or other document with the SEC. As of their respective dates, the SEC Documents complied in all material respects with any applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), the Exchange Act, and the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder, as the case may be, and none of the SEC Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The audited consolidated balance sheet of the Company as of December 31, 2004, and the related audited consolidated statements of income and cash flows for the year then ended (the “SEC Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP, if known, to be reflected or reserved against on a financial statement (or in the notes thereto) except liabilities or obligations (i) disclosed in the SEC Financial Statements, (ii) incurred in connection with the transactions contemplated by this Agreement, (iii) incurred after December 31, 2004 in the ordinary course of business and consistent with past practice, or (iv) described in the SEC Documents. If, at any time prior to the Effective Time, the Company shall obtain knowledge of any material facts that would require supplementing or amending any of the foregoing documents in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or to comply with applicable laws, such amendment or supplement shall be promptly filed with the SEC and, as required by law, disseminated to the shareholders of the Company.

(b) The management of the Company has designed disclosure controls (as defined in Rule 13a-5 under the Exchange Act) and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities.

Section 5.6 Title to and Sufficiency of Assets.

(a) Except as set forth on Schedule 5.6 attached hereto and except with respect to Real Property which is addressed in Section 5.7, each of the Company and each Subsidiary has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets.

(b) All tangible assets owned or used by each of the Company and each Subsidiary in the operation of its respective business (including all assets held by each of the Company and each Subsidiary under leases and licenses but excluding the Real Property), taken as a whole, are in good operating condition and repair for assets of like type and age, subject to ordinary wear and tear, and are adequate for the conduct of the businesses as currently conducted.

Section 5.7 Real Property.

(a) Set forth on Schedule 5.7(a) is the address of each parcel of real property owned by the Company or any Subsidiary (the “Owned Real Property”).

(b) With respect to each parcel of Owned Real Property:

(i) the Company or a Subsidiary, as the case may be, has good and marketable fee simple title, free and clear of all Liens except (1) as disclosed on Schedule 5.7(b), (2) Liens for Taxes, assessments, water and sewer rents and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings; (3) easements, quasi easements, licenses, covenants, rights of way, utility agreements and other similar restrictions, (4) any conditions that may be shown by a current survey, (5) Laws that affect the use of the Owned Real Property, including, without limitation, zoning, building and other similar laws, codes, ordinances and restrictions, (6) leasehold rights of a third party under any lease of Owned Real Property by the Company or any Subsidiary to such third party, and (7) other Liens of a minor nature that do not, individually or in the aggregate, (A) in any material respect interfere with or impair the continued use of the Owned Real Property in the ordinary course of business consistent with past practice or (B) render title to the Owned Real Property unmarketable or uninsurable (collectively, the items referred to in (1)-(7) are (“Permitted Liens”);

(ii) except as set forth in Schedule 5.7(b), neither the Company nor any Subsidiary, as the case may be, has leased or otherwise granted to any person the right to use or occupy such Owned Real Property or any portion thereof;

(iii) other than the right of Parent and Merger Subsidiary pursuant to this Agreement or as set forth in Schedule 5.7(b), there are no outstanding options, rights of first offer, rights of reverter or rights of first refusal to purchase the Owned Real Property or any portion thereof or interest therein; and

(iv) other than as set forth in Schedule 5.7(b), neither the Company nor any Subsidiary is a party to any agreement or option to purchase any real property or any interest therein.

(c) Set forth on Schedule 5.7(c) is the address of each parcel of real property leased by the Company or any Subsidiary from a third party (the “Leased Real Property”), and a true and complete list of all leases (the “Leases”) with respect thereto (including the dates of and names of the parties to, such Leases). The Company has delivered or made available to Parent and Merger Subsidiary a true and complete copy of each Lease.

(d) Except as set forth in Schedule 5.7(d), the transactions contemplated by this Agreement do not require the consent of any other party to any Lease and will not result in a breach of or default under any Lease, or otherwise cause any Lease to cease to be legal, valid, binding, enforceable against the Surviving Corporation and in full force and effect following the Closing.

(e) To the Knowledge of the Company, all material buildings, structures, fixtures, building systems, and equipment included in the Real Property (the “Improvements”) are in reasonably good condition and repair; subject to casualty and ordinary wear and tear and are adequate for the conduct of the business of the Company and the Subsidiaries as currently conducted.

(f) With respect to the Real Property, except as set forth on Schedule 5.7(f), neither the Company nor any Subsidiary has received any written notice of (i) any violation or alleged violation of applicable zoning laws, ordinances, and regulations; (ii) any special assessment for public improvement that is due and remains unpaid, other than the Permitted Liens; or (iii) any condemnation or conveyance in lieu of a condemnation involving the Real Property or any portion thereof.

(g) Neither the Company nor any Subsidiary has received any written notice from any insurance company of (i) any material defects or inadequacies in the Real Property or any part thereof, that would materially and adversely affect the insurability of the same or (ii) any termination or threatened termination of any policy of insurance relating to the Real Property.

Section 5.8 Absence of Certain Events.

Except as set forth in the SEC Documents or as set forth in Schedule 5.8 attached hereto, since December 31, 2004, the business of each of the Company and each Subsidiary has been operated in the ordinary course and neither the Company nor any Subsidiary has suffered any change in its business, assets, liabilities, financial condition or results of operations that has had or is reasonably likely to have a Company Material Adverse Effect. Except as disclosed on Schedule 5.8, or as otherwise specifically contemplated by this Agreement, there has not been since December 31, 2004: (a) any material labor dispute; (b) any material change in the accounting policies or practices of the Company; (c) any material damage, destruction or loss, whether covered by insurance or not; (d) any new, or amendment to any existing, employment, severance or consulting Contract, the implementation of, or any agreement to implement, any increase in benefits with respect to any Employee Benefit Plans, or any alteration of any of the Company’s employment practices or terms and conditions of employment, in each case other than in the ordinary course of business consistent with past practice; (e) any issuance by the Company of any shares of capital stock, or any repurchase or redemption by the Company of any shares of its capital stock; (f) any sale, lease or other disposition of, or execution and delivery of any agreement by the Company contemplating the sale, lease or other disposition of, material properties and assets of the Company other than in the ordinary course of business; (g) any merger or consolidation of the Company with any other Person or any acquisition by the Company of the stock or business of another Person, or any action taken or any commitment entered into with respect to or in contemplation of any liquidation, dissolution, recapitalization, reorganization or other winding up of the business or operation of the Company; (h) any borrowing, agreement to borrow funds or assumption, endorsement or guarantee of indebtedness by the Company or any termination or material amendment of any evidence of indebtedness, contract, agreement, deed, mortgage, lease, license or other instrument, commitment or agreement to which the Company is bound or by which any of its properties is bound other than in the ordinary course of business and consistent with past practices and other than borrowings under the Company’s existing credit facilities and any other borrowing, agreement to borrow, termination or amendment; (i) any declaration or payment of any dividend on, or any other distribution with respect to, the Company Common Stock (other than the declaration and payment of the regular quarterly cash dividend of the Company to its shareholders of $.08 per share of Company Common Stock); (j) any Lien imposed on any of the assets, tangible or intangible, of the Company other than Permitted Liens; or (k) any agreement to do any of the foregoing.

Section 5.9 Litigation.

Except as set forth in Schedule 5.9 attached hereto, or as set forth in the SEC Documents, there are no civil, criminal or administrative actions, suits, claims, hearings, proceedings or investigations pending or, to the Knowledge of the Company, threatened, against or relating to the Company or any Subsidiary at law or in equity, or before any Government Authority that are material or that seek restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the Merger Transactions or the other transactions contemplated hereby.

Section 5.10 Employee Benefit Plans.

(a) The Company has made available to Parent true and complete copies of each pension, retirement, savings and profit sharing, bonus, incentive, deferred compensation, severance pay, or other employee benefit plan, fund or program within the meaning of § 3(3) of ERISA and any stock purchase agreement or arrangement, supplemental savings and profit sharing plan, bonus retention plan, non-qualified deferred compensation plan, change in control agreement, and all other plans at any time contributed to, maintained or sponsored by, any of, or on behalf of, any of the Company or any Subsidiary, whether or not subject to ERISA (each, an “Employee Benefit Plan”), covering present and former employees of the Company and the Subsidiaries, all of which plans are listed on Schedule 5.10(a) attached hereto. Except with respect to any multiemployer plan within the meaning of § 3(37) of ERISA, the Company has made available to Parent through its representatives as to each Employee Benefit Plan a true and complete copy of (i) the most recent annual report (Form 5500) filed with the IRS, if applicable, (ii) the most recent actuarial valuation report, if applicable, (iii) each plan document and trust agreement, and all amendments, relating to such Employee Benefit Plan; (iv) the most recent summary plan description; and (v) where applicable, the most recent determination letter issued by the IRS.

(b) Except as set forth in Schedule 5.10(b) attached hereto, (i) each Employee Benefit Plan that is an “employee pension benefit plan” within the meaning of § 3(2) of ERISA that is intended to qualify under § 401(a) of the Code (the “Qualified Plans”) has been and is being operated and administered in compliance with § 401(a) of the Code, except where any such failure to comply would not be reasonably likely to have a Company Material Adverse Effect, and a favorable determination letter has been obtained from the IRS for each Qualified Plan, as amended, or is being requested; (ii) no Employee Benefit Plan is a multiemployer plan within the meaning of § 3(37) of ERISA, a multiple employer plan within the meaning of § 210 of ERISA, or a multiple employer welfare arrangement within the meaning of § 3(40) of ERISA; (iii) except where any such failure to comply would not be reasonably likely to result in a liability to the Company in a material amount, there has been no non-exempt “prohibited transaction” within the meaning of § 406 of ERISA or § 4975 of the Code involving any Employee Benefit Plan; (iv) as of and through December 31, 2004, all required employer contributions to each Employee Benefit Plan had been made or accrued in the SEC Financial Statements; (v) each Employee Benefit Plan has been administered in compliance with the applicable provisions of ERISA, COBRA (Part 6 of Subtitle B of Title I of ERISA and Code § 4980B), and the Code and the terms of such Employee Benefit Plan, except where any such failure to comply would not be reasonably likely to have a Company Material Adverse Effect; (vi) there are no pending or, to the Knowledge of the Company, threatened investigations or claims by the IRS, the U.S. Department of Labor, the PBGC or any other governmental agency relating to any of the Employee Benefit Plans; (vii) there are no pending or, to the Knowledge of the Company, threatened termination proceedings, pending claims (except claims for benefits payable in the normal operation of the Employee Benefit Plans), suits or proceedings against or involving any Employee Benefit Plan or asserting any rights to or claims for benefits under any Employee Benefit Plan that would be reasonably likely to result in a liability to the Company in a material amount, and to the Knowledge of the Company, there are no existing facts that would have a material adverse effect, in the event of any such investigation, claim, suit or proceeding; (viii) neither the Company nor any Subsidiary nor any affiliate nor the PBGC has terminated any Employee Benefit Plan that is subject to Title IV of ERISA, nor has the Company any Subsidiary, or any affiliate incurred any outstanding liability under § 4062 of ERISA to the PBGC or to a trustee appointed under § 4042 of ERISA, and all premiums due the PBGC with respect to Employee Benefit Plans that are subject to Title IV of ERISA have been timely paid; (ix) all amendments and actions required to bring the Employee Benefit Plans into conformity with all of the applicable provisions of the Code, ERISA and other applicable laws have been made or taken, except to the extent that such amendments or actions are not required by law to be made as of the Effective Time; and (x) neither the Company nor any Subsidiary has any legally binding commitment to create any additional Employee Benefits Plans or to modify any existing Employee Benefit Plans. With respect to any multiemployer plan within the meaning of § 3(37) of ERISA, the representations and warranties set forth in this Section 5.10 are based on, and limited to, the Knowledge of the Company.

Section 5.11 Labor Matters.

Except as provided on Schedule 5.11 attached hereto, neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other agreement or obligation of any sort with any labor union. There are no strikes or other work stoppages involving any employees of the Company or any Subsidiary and there are no material labor disputes by any labor organization in progress or pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary. Except as set forth on Schedule 5.11, neither the Company nor any Subsidiary has encountered any labor union organizing activity, nor had any actual, or to the Knowledge of the Company, threatened employee strikes, work stoppages, slowdowns or lockouts. To the Knowledge of the Company, the Company and the Subsidiaries are in material compliance with all applicable Laws and regulations in respect of employment and employment practices, terms and conditions of employment, wages and hours, occupational safety, health or welfare conditions relating to premises occupied, and civil rights. Except as set forth on Schedule 5.11, there are no charges of unfair labor practices pending before any Government Authority involving or affecting the Company or any Subsidiary.

Section 5.12 Tax Matters.

Except as set forth in Schedule 5.12 attached hereto: (a) the Company and the Subsidiaries have timely filed all material Tax Returns required to be filed by it, (b) the Company and the Subsidiaries have paid all Taxes shown to be due on such Tax Returns, (c) neither the Company nor any Subsidiary has granted any request that remains in effect for waivers of the time to assess any Taxes, (d) no claim for unpaid Taxes has been asserted against the Company or any Subsidiary in writing by a Tax authority which, if resolved in a manner unfavorable to the Company or such Subsidiary, as the case may be, would be materially adverse to the Company, (e) there are no Liens for Taxes upon the assets of the Company or any Subsidiary, except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate proceedings and are disclosed on Schedule 5.12, and (f) no audit of any material Tax Return of the Company or any Subsidiary, to the Knowledge of the Company, is being conducted by a Tax authority.

Section 5.13 Compliance with Law.

Except for any issues related to environmental Permits and Laws (which are addressed separately in Section 5.15), any issues related to the Real Property (which are addressed in Section 5.7) or as set forth on Schedule 5.13:

(a) the Company and the Subsidiaries are, and have been operated at all times since January 1, 2004, in compliance in all material respects with all applicable Laws by which any of their business, properties or assets are bound, and no written notice or claim of a violation of such Laws has been received by the Company or any Subsidiary or has been filed, commenced or, to the Knowledge of the Company, threatened in writing against the Company or any Subsidiary alleging any such failure of compliance; and

(b) (i) each of the Company and each Subsidiary is in possession of all material Permits necessary to own, lease and operate its properties or to carry on its business as it is now being conducted and (ii) all of such Permits are in full force and effect and threat of suspension or cancellation of any of such Permits is pending or, to the Knowledge of the Company, threatened in writing.

Section 5.14 Transactions with Affiliates.

Except as set forth on Schedule 5.14 attached hereto or as disclosed in the SEC Documents, since January 1, 2004, neither the Company nor any Subsidiary has, in the ordinary course of business or otherwise, purchased, leased or otherwise acquired any material property or assets or obtained any material services from, or sold, leased or otherwise disposed of any material property or assets or provided any material services to (except with respect to remuneration for services rendered in the ordinary course as a director, officer or employee of the Company or any Subsidiary) (a) any holder of 5% or more of the voting securities of the Company or any Subsidiary, (b) any director, officer or employee of the Company or any Subsidiary, (c) any natural person or other Person that directly or indirectly controls, is controlled by or is under common control with the Company or any Subsidiary or (d) any member of the immediate family of any of such natural persons (each, a “Company Affiliate”). Except as set forth on Schedule 5.14, the Material Contracts do not include any obligation or commitment between the Company or any Subsidiary, on the one hand, and any Company Affiliate, on the other hand, and neither the assets of the Company nor any Subsidiary include any receivable or other obligation or commitment from any Company Affiliate to the Company or any Subsidiary, as applicable, and no Company Affiliate has any interest in any material property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any Subsidiary, except for the rights of a shareholder.

Section 5.15 Environmental Laws and Regulations.

Except with respect to instances that individually or in the aggregate would not be reasonably likely to have a Company Material Adverse Effect or as set forth on Schedule 5.15 attached hereto: (a) the Company and the Subsidiaries are, and since January 1, 2004 have been, in compliance with all Environmental Laws for the operation of their respective businesses; (b) the Company and the Subsidiaries have been, and are in compliance with, all Permits required under Environmental Laws, and all such Permits are valid and in good standing; (c) there are no pending, or to the Knowledge of the Company, threatened Environmental Claims against the Company or any Subsidiary; (d) neither the Company nor any Subsidiary has received notice that the Company or any Subsidiary is not in compliance with any Environmental Law or is subject to potential liability under any Environmental Law, including potential liability for the costs of investigating or remediating contaminated property pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, or analogous state Law; and (e) to the Knowledge of the Company, there have been no Releases or threatened Releases of Hazardous Substances on, at, under or about any properties currently or formerly owned, leased or operated by the Company or any Subsidiary, or any of their respective predecessors, except for Releases in compliance with Environmental Law. For purposes of this Agreement, (A) the term “Environmental Claim” shall mean any and all administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or notices of noncompliance or violation by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (x) the presence or Release of, or exposure to, any Hazardous Substances at any location, or (y) the failure to comply with any Environmental Law; (B) the term “Environmental Laws” shall mean any applicable federal, state or local, domestic or foreign, statutes, laws, regulations, ordinances, rules, codes, enforceable obligations, agreements, requirements, orders, decrees, judgments, Permits or injunctions issued, promulgated or entered into by any Government Authority relating to protection of the environment, natural resources or human health, or to the use, management, disposal, Release or threatened Release of Hazardous Substances; (C) the term “Hazardous Substances” shall mean any explosive, radioactive, toxic or hazardous substances or materials (including asbestos or asbestos-containing materials, lead-based paints, polychlorinated biphenyls, petroleum and petroleum products, and any other substances or materials defined as, or included in the definition of, “hazardous substances”, “hazardous wastes”, “hazardous materials” or “toxic substances”) but excluding office and janitorial supplies properly and safely maintained; and (D) the term “Release” shall mean any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, injecting, dumping, or disposing into the environment.

Section 5.16 Intellectual Property.

Except as set forth in Schedule 5.16 attached hereto, (i) to the Knowledge of the Company, the Company or one of the Subsidiaries owns, or is licensed or otherwise possesses legally enforceable rights to use all patents, trademarks, trade names, service marks, copyrights and any applications therefor, technology, know-how, trade secrets, computer software programs or applications, domain names and tangible or intangible proprietary information or materials that are used in the Company’s or such Subsidiary’s business, as applicable, as currently conducted and (ii) the Company has not received any written notice or claim that any such owned or licensed intellectual property infringes any intellectual property rights of another Person. All patents, registered trademarks and service marks and registered copyrights held by the Company or any Subsidiary are subsisting and in force.

Section 5.17 Insurance.

All current insurance policies owned by or issued to the Company or any Subsidiary, including, without limitation, policies for fire, life, theft, product liability, public liability, property damage, other casualty, workers’ compensation, employee health and welfare, title, property and liability, with respect to the Company’s or such Subsidiary’s business or assets and properties, are listed on Schedule 5.17 attached hereto, are in full force and effect and are of a nature and provide such coverage as is customarily carried by companies engaged in business similar to the Company’s or such Subsidiary’s business.

Section 5.18 Material Contracts.

(a) Other than the Contracts of the Company and the Subsidiaries included as exhibits to the SEC Documents (the “SEC Contracts”), Schedule 5.18(a) attached hereto contains a correct and complete list of each Contract (and all amendments, modifications and supplements thereto) to which the Company or any Subsidiary is a party or by which any of the properties or assets of the Company or any Subsidiary are bound that is, material to the business, properties or assets of the Company and the Subsidiaries, taken as a whole, including, without limitation, each: (i) employment, product design or development, personal services, consulting, non-competition, severance, golden parachute, or indemnification Contract; (ii) sales, distribution or franchise agreement; (iii) Contract granting rights of first refusal or first negotiation; (iv) partnership or joint venture agreement; (v) Contract for the acquisition, sale or lease of material properties or assets or stock (other than (A) sales of inventory in the ordinary course of business and (B) Leases (which are listed on Schedule 5.7(c)), but specifically including each lease of real property by the Company or any Subsidiary to another Person); (vi) Contract with any Government Authority; (vii) Contract relating to the purchase of materials, supplies, goods, merchandise, equipment or services used in support of the business or operations of the Company or any Subsidiary in an amount in excess of $100,000 per year or having a duration in excess of one year (excluding any purchase order entered into from time to time in the ordinary course of business); (viii) Contract relating to the marketing, sale, advertising or promotion of the Company’s or any Subsidiary’s products, where such Contract involves a fee or payment by the Company or any Subsidiary in excess of $100,000, other than any trade promotion offer between the Company or any Subsidiary and its customers entered into in the ordinary course of business; (ix) non-competition or similar agreement which restricts or may hereafter restrict in any material respect the geographic or operational scope of the business of the Company or any of its Subsidiaries or the ability of the Company or any of its Subsidiaries to enter into new lines of business; (x) Contract upon which any substantial part of the business of the Company or any Subsidiary is materially dependent; and (xi) Contract to enter into any of the foregoing (collectively with the SEC Contracts and the Leases, the “Material Contracts”).

(b) Except as set forth on Schedule 5.18(a) attached hereto, neither the Company nor any Subsidiary is a party to or bound by any consulting, severance, golden parachute, indemnification or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby and neither the Company nor any Subsidiary is obligated to make a payment to an individual that would be a “parachute payment” to a “disqualified individual” (as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future).

(c) Each of the Material Contracts is valid, binding, in full force and effect and enforceable against the Company or the Subsidiary that is a party thereto, as applicable, in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by equitable principles.

(d) Neither the Company nor any Subsidiary is in breach or default under a Material Contract. To the Knowledge of the Company, no material breach or default has occurred under any such Material Contract by any party thereto other than the Company or a Subsidiary, as applicable.

(e) There are no voting trusts, proxies or other agreements, commitments or Contracts to which the Company or any Subsidiary, or to the Knowledge of the Company, any of the shareholders, is a party or bound with respect to the voting of any shares of capital stock of the Company or any Subsidiary or with respect to the sale or delivery of any shares of capital stock of the Company or any Subsidiary.

Section 5.19 Fees and Expenses of Brokers and Others.

Except with respect to the Financial Advisor, neither the Company nor any Subsidiary is directly or indirectly committed to any liability for any broker’s, finder’s fees or fairness opinion fee or any similar fees in connection with the Merger Transactions or the other transactions contemplated by this Agreement or has retained any broker or other intermediary to act directly or indirectly on its behalf in connection with the Merger Transactions or the other transactions contemplated by this Agreement. The agreement with the Financial Advisor is the only agreement providing for the payment of any consideration to the Financial Advisor with respect to this Agreement, the Merger Transactions or the other transactions contemplated hereby.

Section 5.20 Special Committee Recommendation; Board Recommendation.

(a) The Special Committee, at a meeting duly called and held on April 11, 2005, has unanimously (i) determined that this Agreement, the Merger Transactions and the Plan of Merger are fair to and in the best interest of the shareholders of the Company and declared the Merger Transactions and the Plan of Merger to be advisable, (ii) recommended adoption and approval of this Agreement, the Merger Transactions and the Plan of Merger to the Board of Directors of the Company and (iii) recommended that the holders of the Company Common Stock accept the Offer and, if required by the terms of this Agreement and applicable Law, approve the Plan of Merger.

(b) The Board of Directors of the Company, at a meeting duly called and held on April 11, 2005, has unanimously (i) determined that this Agreement, the Merger Transactions and the Plan of Merger are fair to and in the best interests of the shareholders of the Company and declared the Merger Transactions and the Plan of Merger to be advisable, (ii) adopted and approved this Agreement, the Merger Transactions and the Plan of Merger and (iii) recommended that the holders of the Company Common Stock accept the Offer and, if required by the terms of this Agreement and applicable Law, approve the Plan of Merger and directed that such matters be submitted, if required, to the Company’s shareholders at a special meeting of shareholders of the Company.

Section 5.21 Opinion of Financial Advisor.

The Financial Advisor has delivered to the Special Committee and the Company’s Board of Directors its opinion (in writing or to be confirmed in writing) to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock for each such share of Company Common Stock pursuant to the Merger Transactions is fair to such holders from a financial point of view.

Section 5.22 Takeover Statutes.

(a) The Company has taken all action necessary to exempt this Agreement, the Merger Transactions and the other transactions contemplated hereby and thereby from Sections 13.1-725.1, 13.1-726 and 13.1-728.2 of the VSCA, and, accordingly, none of such Sections nor any other antitakeover or similar statute or regulation applies or purports to apply to this Agreement, the Merger Transactions or the other transactions contemplated hereby and thereby. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover Laws enacted under U.S. state or federal Laws apply to this Agreement, the Merger Transactions, or any of the other transactions contemplated hereby and thereby.

(b) No shareholder rights plan is, or at the Effective Time will be, applicable to this Agreement, the Merger Transactions, or the other transactions contemplated hereby and thereby.

(c) No holder of shares of the Company Common Stock nor any other Person will have any right of appraisal or dissenters’ rights with respect to any such shares, pursuant to the VSCA or any other provision of Law, in connection with the approval of this Agreement, the Merger Transactions, or any of the other transactions contemplated hereby or thereby.

Section 5.23 Required Vote.

In the event that Parent, Merger Subsidiary and their Affiliates shall not have acquired in the aggregate at least 90% of the issued and outstanding shares of Company Common Stock pursuant to the Offer or otherwise and the Merger is not to be consummated pursuant to Section 3.7, then the affirmative vote of the holders of more than two-thirds of the issued and outstanding shares of the Company Common Stock shall be necessary to approve the Plan of Merger. No other vote of the shareholders of the Company is required by the VSCA or other applicable Law, the Company Charter, the Company Bylaws or otherwise to approve the Plan of Merger.

Section 5.24 Disclosure Documents.

None of the information provided by the Company for inclusion in the Proxy Statement, if required, or any amendment or supplement thereto, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time the shareholders vote (if such a vote is required) on approval of the Plan of Merger and at the Effective Time, will contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of circumstances under which they were made, not misleading.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Parent and Merger Subsidiary represent and warrant to the Company, jointly and severally, as follows:

Section 6.1 Organization and Authority of Parent and Merger Subsidiary.

Parent is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Merger Subsidiary is a corporation duly organized, validly existing and in good standing under the Laws of jurisdiction of its organization. Parent owns all of the issued and outstanding capital stock of Merger Subsidiary. Merger Subsidiary has not engaged in any activities and does not hold any assets except (in each case) as necessary to be a party to and consummate the Merger Transactions.

Section 6.2 Authority Relative to this Agreement.

The execution, delivery and performance of this Agreement and of all of the other documents and instruments required hereby by Parent and Merger Subsidiary are within the corporate power and authority of Parent and Merger Subsidiary. The execution and delivery of this Agreement and the consummation of the Merger Transactions and the other transactions contemplated hereby have been duly and validly authorized by the Boards of Directors of Parent and Merger Subsidiary and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Merger Transactions or the other transactions contemplated hereby. This Agreement and all of the other documents and instruments required hereby have been or will be duly and validly executed and delivered by Parent and Merger Subsidiary, as applicable, and (assuming the due authorization by the Company and the execution and delivery by the Company) constitute or will constitute valid and binding agreements of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with their respective terms, except to the extent that their enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other Laws affecting the enforcement of creditors’ rights generally or by equitable principles.

Section 6.3 Consents and Approvals; No Violations.

Except for (i) any applicable requirements of the HSR Act, (ii) the filing and recordation of the Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia as required by the VSCA, (iii) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, (iv) any filings required by the Nasdaq Stock Market, Inc. and (v) those required filings, registrations, consents and approvals listed on Schedule 6.3 attached hereto, no filing or registration with, or notice to, and no Permit, authorization, consent or approval of, any Government Authority or any other Person is necessary or required in connection with the execution and delivery of this Agreement by Parent or Merger Subsidiary or for the consummation by Parent and Merger Subsidiary of the transactions contemplated by this Agreement. Assuming that all filings, registrations, Permits, authorizations, consents and approvals contemplated by the immediately preceding sentence have been duly made or obtained, neither the execution or delivery of this Agreement by Parent and Merger Subsidiary nor the performance of this Agreement nor the consummation of the Merger Transactions or the other transactions contemplated hereby by Parent and Merger Subsidiary will (x) conflict with or result in any breach of any provision of the respective Articles of Incorporation, Certificate of Incorporation, Bylaws or other organizational documents of Parent or Merger Subsidiary, (y) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, Contract or other instrument or obligation to which either of Parent or Merger Subsidiary is a party or by which either of Parent or Merger Subsidiary or any of the properties or assets of either of Parent or Merger Subsidiary may be bound or (z) violate any order, writ, injunction, decree, statute, rule or regulation applicable to either Parent or Merger Subsidiary or any of the properties or assets of either of Parent or Merger Subsidiary; except with respect to the foregoing subsections (x), (y) and (z), for conflicts, breaches, defaults or violations that would not be reasonably likely to have a Material Adverse Effect on Parent and Merger Subsidiary or that will not prevent or delay the consummation of the Merger Transactions or the other transactions contemplated hereby.

Section 6.4 Litigation.

There is no action, suit, proceeding or investigation pending or, to the knowledge of Parent, threatened against or relating to Parent or Merger Subsidiary at law or in equity, or before any Government Authority, that seeks restraint, prohibition, damages or other relief in connection with this Agreement or the consummation of the Merger Transactions or the other transactions contemplated hereby.

Section 6.5 Fees and Expenses of Brokers and Others.

Except with respect to William Blair & Company, neither Parent nor Merger Subsidiary is directly or indirectly committed to any liability for any brokers’ or finders’ fees or any similar fees in connection with the Merger Transactions or the other transactions contemplated by this Agreement or has retained any broker or other similar intermediary to act directly or indirectly on its behalf in connection with the Merger Transactions or the other transactions contemplated by this Agreement.

Section 6.6 Disclosure Documents.

None of the information provided by Parent for inclusion in the Proxy Statement, if required, or any amendment or supplement thereto, at the time the Proxy Statement or any amendment or supplement thereto is first mailed to shareholders of the Company and at the time the shareholders vote (if such a vote is required) on approval of the Plan of Merger and at the Effective Time, will contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in light of circumstances under which they were made, not misleading.

Section 6.7 Financing.

Parent has available on hand, or will have at Closing, sufficient cash and cash equivalents to pay the Merger Consideration pursuant to Article IV of this Agreement.

ARTICLE VII

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 7.1 Operation in the Ordinary Course.

During the period from the date of this Agreement to the Effective Time, unless Parent shall otherwise consent in writing and except as otherwise expressly contemplated or permitted by this Agreement, each of the Company and each Subsidiary shall operate its business solely in the ordinary course, consistent with past practice and in good faith with the goal of preserving intact its assets (including its goodwill) and current business organizations, keeping available the services of its current officers and employees, maintaining the Material Contracts and preserving its relationships with customers, suppliers, creditors, brokers, agents and others with whom it has business dealings.

Section 7.2 Affirmative and Negative Covenants.

Without limiting the generality of Section 7.1, except (w) as set forth in Schedule 7.2, (x) as otherwise expressly contemplated by this Agreement, (y) as agreed to in writing by Parent, or (z) at any time the designees of Merger Subsidiary have been elected to, and shall constitute a majority of the Board of Directors of the Company pursuant to Section 2.3 hereof, each of the Company and the Company Subsidiary shall use commercially reasonable efforts to maintain in full force and effect all insurance policies listed on Schedule 5.17, and the Company shall not, and shall not permit or cause any Subsidiary to:

(a) issue, sell or grant to any Person any shares of capital stock of any class (other than shares of Company Common Stock (i) issued to directors of the Company pursuant to the 1999 Outside Directors Stock Plan and (ii) issued to employees pursuant to the Noland Company Restricted Stock Plan, both in accordance with past practice), or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any shares of capital stock, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of capital stock or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any shares of capital stock or any other securities in respect of, in lieu of, or in substitution for, shares outstanding on the date hereof;

(b) (i) split, combine, subdivide or reclassify any shares of its capital stock or (ii) declare, set aside for payment or pay any dividend (other than the regular quarterly cash dividend of the Company to its shareholders of $.08 per share of Company Common Stock), or make any other distribution in respect of, any of its capital stock, or redeem or repurchase any of its capital stock or any outstanding options, warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of its capital stock;

(c) adopt any amendments to, in the case of the Company, the Company Charter or the Company Bylaws or, in the case of a Subsidiary, the Subsidiary Organizational Documents, or effect or become a party to any, recapitalization or similar transaction, except as provided by this Agreement;

(d) other than borrowings by the Company in the ordinary course under its existing credit facilities, incur any additional indebtedness for money borrowed or guarantee any such indebtedness of another Person; provided, however, that the Company shall be entitled to refinance or replace any existing credit facilities and make borrowings in the ordinary course of business from such refinanced or replacement credit facilities provided that the aggregate commitment amount of such refinanced or replacement credit facilities is not increased as a result of such refinancing or replacement;

(e) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, (i) any business or any corporation, limited liability company, partnership, joint venture, association or other business organization or division thereof or (ii) any assets that, individually or in the aggregate, are material to the Company;

(f) except in the ordinary course of business and as provided by this Agreement, sell, lease, license or otherwise encumber or subject to any Lien or otherwise dispose of any of its material properties or assets;

(g) make or agree to make any material capital expenditure in excess of $1 million, individually, or when added to all other capital expenditures made on behalf of the Company since the date hereof, in excess of $5 million in the aggregate;

(h) except in the ordinary course of business, (i) enter into any Contract relating to the purchase of goods, equipment or services of amounts in excess of $100,000 per year or having a duration in excess of one year (excluding purchase orders entered into from time to time in the ordinary course of business), or (ii) modify, amend or transfer in any respect or terminate any Material Contract or waive, release or assign any rights or claims thereunder;

(i) (i) except as may be required by Law, adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Employee Benefit Plan) for the benefit or welfare of any employee, officer, director or service provider or former director, employee, officer or service provider, or (ii) except as provided in an existing Employee Benefit Plan and except in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any such individuals or pay any benefit not required by any existing plan, arrangement or agreement;

(j) except as may be required by GAAP or applicable Law, make any change to its accounting methods, principles or practices;

(k) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations in excess of $100,000 in the aggregate, other than the payment, discharge or satisfaction in the ordinary course of business or as required by their terms as in effect on the date hereof, of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements or incurred since the date of such financial statements in the ordinary course of business, (ii) waive, release, grant or transfer any right of material value other than in the ordinary course of business or (iii) commence any legal proceedings other than in the ordinary course of business; or

(l) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

ARTICLE VIII

ADDITIONAL AGREEMENTS

Section 8.1 Access to Information.

Upon reasonable notice, subject to applicable antitrust Laws and regulations relating to the exchange of information, the Company shall afford to the officers, employees, accountants, counsel and other representatives of Parent, reasonable access during normal business hours during the period from the date hereof to the first date on which the designees of Merger Subsidiary have been elected to, and shall constitute a majority of the Board of Directors of the Company pursuant to Section 2.3 hereof, to all of the properties, books, contracts, commitments and records of the Company, and during such period, the Company shall furnish promptly to Parent all information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that notwithstanding the foregoing provisions of this Section 8.1 or any other provision of this Agreement, the Company shall not be required to provide to Parent (i) any information that is subject to a confidentiality agreement and that relates to a party other than the Company or a Subsidiary or (iii) documents or other information subject to attorney-client privilege. Parent agrees that it will not, and it will cause its representatives not to, use any information obtained pursuant to this Section 8.1 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. The Confidentiality Agreement, dated as of January 12, 2005 (the “Confidentiality Agreement”), by and between the Company and Parent, shall apply with respect to information furnished by the Company and its representatives thereunder or hereunder and any other activities contemplated thereby or hereby. Parent and Merger Subsidiary covenant and agree that, prior to the Effective Time, none of their officers, directors, employees or agents shall contact any third party (other than counsel for the Company) in connection with the transactions contemplated by this Agreement without the prior written consent of the President of the Company.

Section 8.2 Reasonable Best Efforts.

Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States regulatory considerations and otherwise provided in this Section 8.2, each of the Company and Parent agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger Transactions, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Government Authorities and the making of all necessary registrations and filings (including filings with Government Authorities) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Government Authority, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Government Authority vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement.

Section 8.3 Public Announcements.

Parent and the Company will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to giving each party the opportunity to review and comment on such press release or public statement. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

Section 8.4 Director and Officer Indemnification.

(a) The provisions of the Articles of Incorporation and Bylaws of the Surviving Corporation relating to indemnification of directors and officers shall be no less favorable to the indemnitees than the current provisions of the Company Charter and Company Bylaws relating to indemnification of directors and officers and shall not be amended, repealed or otherwise modified in any manner adverse to the directors or officers of the Company. Parent shall guarantee the obligations of the Surviving Corporation relating to indemnification of directors and officers of the Company who were directors or officers and former directors and officers of the Company at any time prior to the Effective Time. The parties agree that the provisions of this Section 8.4 are intended to be for the benefit of, and shall be enforceable by, such individuals and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have by contract or otherwise.

(b) Parent shall cause the Surviving Corporation to, and the Surviving Corporation shall, maintain in effect for not less than six years from the Effective Time, if available, the Company’s existing directors’ and officers’ liability insurance (“D&O Insurance”) covering each person who was prior to the date hereof, who now is, or who may become prior to the Effective Time, a director or officer of the Company or a Subsidiary (“Indemnified Persons”) (provided that the Surviving Corporation may substitute therefor policies of third party policies of insurers with comparable financial strength ratings to the Company’s current liability insurance providers of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 8.4(b) more than an amount per year equal to 225% of current annual premiums paid by the Company for such insurance. In the event that, but for the proviso to the immediately preceding sentence, the Surviving Corporation would be required to expend more than 225% of current annual premiums, the Surviving Corporation shall obtain the maximum amount of such insurance obtainable by payment of annual premiums equal to 225% of current annual premiums. If the Surviving Corporation elects to reduce the amount of insurance coverage pursuant to the preceding sentence, it will furnish to the then-covered by such D&O Insurance reasonable notice of such reduction in coverage and shall, to the extent additional coverage is available, afford such Indemnified Persons the opportunity to pay such additional premiums as may be necessary to maintain the existing level of D&O Insurance coverage.

(c) This Section 8.4 shall survive the consummation of the Merger Transactions, and if Parent or Merger Subsidiary or any of their successors or assigns consolidates with or merges into another Person, then and in each case, Parent or Merger Subsidiary shall cause proper provision to be made so that the successors and assigns thereof will assume the obligations set forth in this Section 8.4.

Section 8.5 Employee Benefits Matters.

Parent hereby agrees that, in addition to complying with any severance plan or severance policy maintained by the Company, following the Effective Time and through December 31, 2006, it shall (or shall cause the Surviving Corporation to) provide, for the benefit of those employees who were employed by the Company prior to the Effective Time and who remain employed by the Surviving Corporation after the Effective Time, employee benefit, compensation and severance plans, programs, contracts and arrangements that, in the aggregate, will provide benefits and compensation that are substantially comparable to the benefits and compensation provided to such employees immediately prior to the Effective Time.

Section 8.6 No Solicitation.

(a) The Company shall immediately cease any discussions or negotiations with any parties that may be ongoing with respect to a Takeover Proposal (as hereinafter defined) and shall seek to have such parties return to the Company or destroy any confidential information that has been provided by the Company to such parties in any such discussions or negotiations. From the date hereof, the Company shall not, nor shall it permit any Subsidiary to, nor shall it authorize or permit any of its officers, directors or employees or any Affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or any Subsidiary to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information which has not been previously publicly disseminated), or take any other action designed to facilitate, any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Takeover Proposal or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, following the receipt of a Superior Proposal (as hereinafter defined) or a Takeover Proposal that is reasonably expected to lead to a Superior Proposal (a “Potential Superior Proposal”) that in either case was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, the Board of Directors of the Company determines in good faith, after considering applicable provisions of state law and after consultation with outside counsel, that a failure to do so would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, the Company may, in response to such Superior Proposal or Potential Superior Proposal and subject to compliance with Section 8.6(c), (A) request information from the party making such Superior Proposal or Potential Superior Proposal for the sole purpose of the Board of Directors of the Company informing itself about the Superior Proposal or Potential Superior Proposal that has been made and the party that made it, (B) furnish information with respect to the Company to the party making such Superior Proposal or Potential Superior Proposal pursuant to a customary confidentiality agreement; provided, however, that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) the Company advises Parent of all such nonpublic information delivered to such Person concurrently with its delivery to the requesting party, and (C) participate in negotiations with such party regarding such Superior Proposal or Potential Superior Proposal. It is agreed that any violation of the restrictions set forth in the preceding sentence by any executive officer, director or investment banker, attorney or other advisor or representative of the Company or a Subsidiary shall be deemed to be a breach of this Section 8.6(a) by the Company.

(b) Except as expressly permitted in this Section 8.6(b), neither the Board of Directors of the Company nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the approval, determination of advisability, or recommendation by such Board of Directors or such committee of this Agreement, the Merger Transactions, the Plan of Merger and the other transactions contemplated hereby, (ii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an “Acquisition Agreement”) related to any Takeover Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of the Company determines in good faith, in response to a Superior Proposal that was unsolicited and made after the date hereof in circumstances not otherwise involving a breach of this Agreement, after considering applicable provisions of state law and after consultation with outside counsel, that the failure to do so would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable law, the Board of Directors of the Company may (subject to compliance with this and the following sentences and to compliance with Sections 8.6(a) and 8.6(c)) (x) withdraw or modify its approval, determination of advisability, or recommendation of this Agreement, the Merger Transactions, the Plan of Merger and the other transactions contemplated hereby or (y) approve, determine to be advisable, or recommend a Superior Proposal, or (z) cause the Company to enter into an Acquisition Agreement related to a Superior Proposal; provided, however, that any actions described in clause (x), (y) or (z) may be taken only at a time that is after the second business day following Parent’s receipt of written notice from the Company advising Parent that the Board of Directors of the Company has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal, identifying the Person making such Superior Proposal and providing notice of the determination of the Board of Directors of the Company of what action referred to herein the Board of Directors of the Company has determined to take; provided further, that the action described in clause (z) may be taken only upon compliance by the Company with Section 10.1(c)(iii) and Section 10.3.

(c) In addition to the obligations of the Company set forth in Section 8.6(a) and Section 8.6(b), the Company (i) shall advise Parent orally (as soon as is practicable and, in any event, within 24 hours) and promptly in writing of any request for confidential information or of any Takeover Proposal, the material terms and conditions of such request or the Takeover Proposal and (ii) the identity of the Person making such request or Takeover Proposal and shall keep Parent promptly advised of all significant developments that could reasonably be expected to culminate in the Board of Directors of the Company withdrawing, modifying or amending its recommendation of this Agreement, the Merger Transactions, the Plan of Merger and the transactions contemplated by this Agreement, or in exercising any of its other rights under Section 8.6(a) or Section 8.6(b).

(d) Nothing contained in this Section 8.6 or Section 8.3 shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act, or from making any disclosure to the Company’s shareholders; provided, however, neither the Company nor its Board of Directors nor any committee thereof shall, except as in accordance with Section 8.6(b), withdraw or modify, or propose publicly to withdraw or modify, its approval, determination or recommendation of this Agreement, the Merger, the Plan of Merger and the other transactions contemplated hereby or approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, a Takeover Proposal.

(e) For purposes of this Agreement:

(i) “Takeover Proposal” means any inquiry, proposal or offer from any Person (other than Parent and its subsidiaries, Affiliates, and representatives) relating to any direct or indirect acquisition or purchase of 15% or more of the assets of the Company or 15% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of any class of equity securities of the Company, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, other than the transactions contemplated by this Agreement and excluding, for purposes of calculating the percentage thresholds in this paragraph, any assets or equity securities of the Company held by such Person prior to such inquiry, proposal or offer.

(ii) “Superior Proposal” means a bona fide written offer from any Person (other than Parent and its subsidiaries, affiliates and representatives) for a direct or indirect acquisition or purchase of 50% or more of the assets of the Company or 50% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of equity securities of the Company, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (other than the transactions contemplated by this Agreement) (A) which provides for consideration on a per share basis to the shareholders of the Company with a value (taking into account, among other things, the likelihood of such offer resulting in a consummated transaction) exceeding the Merger Consideration, (B) which, considering all relevant factors, is more favorable to the Company and its shareholders than the Merger Transactions and (C) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained, in each case as determined by the Board of Directors in its good faith judgment.

Section 8.7 Regulatory Filings.

(a) Each of Parent, Merger Subsidiary and the Company shall cooperate and use their respective commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the Merger Transactions; and any initial filings with Governmental Authorities shall be made by Parent or the Company, as the case may be, as soon as reasonably practicable after the execution hereof. Each of Parent, Merger Subsidiary and the Company shall have the right to review in advance, and to the extent practicable each shall consult with the other, in each case subject to applicable Laws relating to the exchange of information, all written information submitted to any third party or any Governmental Authority in connection with the Merger Transactions. In exercising the foregoing right, each of such parties agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it shall consult with the other party with respect to the obtaining of all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the Merger Transactions, and each party shall keep the other parties apprised of the status of material matters relating to completion of the Merger Transactions. The Company shall not propose to enter into, or enter into, any agreement, arrangement or understanding with any third party or Governmental Authority with respect to any third party’s or Governmental Authority’s review of the Merger Transactions without the prior written consent of Parent, which consent shall not be unreasonably withheld.

(b) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its subsidiaries (if applicable), directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other parties or any of their respective subsidiaries to any third party or Governmental Authority.

(c) In connection with and without limiting the foregoing, each of Parent and the Company and their respective subsidiaries shall (i) comply with any request under the HSR Act or any other applicable competition, merger control, antitrust or similar Law for additional information, documents, or other material received by such party or any of its subsidiaries from the Federal Trade Commission or the Department of Justice or any other Governmental Authority in respect of such filings or the Merger Transactions, (ii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any applicable competition, merger control, antitrust or similar Laws with respect to any such filing and the Merger Transactions and (iii) use commercially reasonable efforts to resolve such objections, if any, as may be asserted by such agency or other Governmental Authority with respect to any such filing or the Merger Transactions. Nothing in this Agreement shall be deemed to require Parent to agree to, or proffer to, divest or hold separate any assets or any portion of any business of Parent, the Company or any of their respective subsidiaries.

(d) In connection with and without limiting the foregoing, the Company and Parent shall duly file with the U.S. Federal Trade Commission and the Antitrust Division of the Department of Justice the notification and report form (the “HSR Filing”) required under the HSR Act with respect to the Merger Transactions as promptly as practicable but, in any event, within ten business days after the date hereof. The HSR Filing shall be in substantial compliance with the requirements of the HSR Act. Each party shall cooperate with the other party to the extent necessary to assist the other party in the preparation of its HSR Filing, to request early termination of the waiting period required by the HSR Act and, if requested, to promptly amend or furnish additional information thereunder.

ARTICLE IX

CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER

Section 9.1 Conditions Precedent to Obligations of Each Party.

The obligations of each party to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

(a) The shareholders of each of the Company and the Merger Subsidiary shall have approved the Plan of Merger, as and to the extent required by the VSCA or other applicable Law, and by the provisions of any governing instruments.

(b) All authorizations, consents, orders, permits or approvals of, or declarations or filings with, any Governmental Authority required to consummate the Merger shall have been filed, have occurred or been obtained and shall remain in full force and effect and all statutory waiting periods, including under the HSR Act, in respect thereof shall have expired or been terminated.

(c) No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or any other Government Authority and shall remain in effect, and there shall not be any Law, action or proceeding enacted, promulgated, adopted or deemed applicable to the Merger Transactions that makes consummation of the Merger or the Offer, as applicable, illegal or otherwise prohibits the consummation of the Merger or the Offer, as applicable.

(d) Merger Subsidiary shall have purchased, or caused to be purchased, the shares of Company Common Stock tendered pursuant to the Offer; provided, however, that this condition shall be deemed to have been satisfied with respect to the obligation of Parent and Merger Subsidiary to effect the Merger if Merger Subsidiary fails to accept for payment or pay for shares of Company Common Stock validly tendered pursuant to the Offer in violation of the terms of the Offer or of this Agreement.

Section 9.2 Conditions Precedent to Obligations of Parent and Merger Subsidiary.

The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

The representations and warranties of the Company set forth in this Agreement that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of the Company set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), and Parent shall have received a certificate to that effect dated the Closing Date and executed on behalf of the Company by an authorized officer of the Company; provided, however, a Breach of any representation or warranty under this Agreement shall not relieve Parent or Merger Subsidiary from their respective obligations under this Agreement, unless such Breach (i) constitutes a Company Material Adverse Effect or (ii) acts to prevent or materially delay the consummation of the Merger Transactions or other transactions contemplated by this Agreement.

(a) Each of the covenants, agreements and obligations of the Company and the Subsidiaries to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, and the Company shall have delivered to Parent a certificate to that effect dated the Closing Date and executed on behalf of the Company by an authorized officer of the Company.

(b) Parent shall have received the resignations of each of the directors and officers of the Company.

Section 9.3 Conditions Precedent to Obligations of the Company.

The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions precedent:

(a) The representations and warranties of Parent or Merger Subsidiary set forth in this Agreement that are qualified by materiality shall be true and correct in all respects, and the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), and the Company shall have received a certificate to that effect dated the Closing Date and executed on behalf of Parent by an authorized officer of Parent.

(b) Each of the covenants, agreements and obligations of Parent and Merger Subsidiary to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, and Parent and Merger Subsidiary shall have delivered to the Company a certificate to that effect dated the Closing Date and executed on behalf of Parent and Merger Subsidiary by an authorized officer of each of Parent and Merger Subsidiary.

(c) The Exchange Agent shall have received from Parent or Merger Subsidiary cash in an amount equal to the sum of all amounts required to be delivered by Parent or Merger Subsidiary to the Exchange Agent pursuant to Section 4.2(a).

ARTICLE X

TERMINATION

Section 10.1 Termination.

Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

(a) By the mutual written consent of Parent and the Company.

(b) By either of the Company or Parent:

(i) if any Government Authority shall have issued an order, decree or ruling or taken any other action in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement shall have used all commercially reasonable efforts to challenge such order, decree, ruling or other action;

(ii) if the Effective Time shall not have occurred on or before October 15, 2005; provided, however, that a party may not terminate the Agreement pursuant to this Section 10.1(b)(ii) if its failure to perform any of its obligations under this Agreement results in the failure of the Effective Time to occur by such time; or

(iii) if the Offer shall have expired without any shares of Company Common Stock being accepted for purchase hereunder by Merger Subsidiary; provided, however, that none of the parties shall be entitled to terminate this Agreement pursuant to this Section 10.1(b)(iii) if, at the time of such proposed termination, it is in material breach of its representations and warranties, covenants or other agreements under this Agreement.

(c) By the Company:

(i) if the Offer has not commenced within five business days after the execution of this Agreement;

(ii) if (A) Parent, Merger Subsidiary and their Affiliates shall not have acquired in the aggregate at least 90% of the issued and outstanding shares of Company Common Stock pursuant to the Offer or otherwise and (B) the approval of the Plan of Merger by the shareholders of the Company shall not have been obtained by reason of the failure to obtain the Company Shareholder Approval upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

(iii) if concurrently it enters into a definitive agreement providing for a Superior Proposal entered into in accordance with Section 8.6; provided, however, that prior thereto or simultaneously therewith the Company has paid the Termination Fee to Parent in accordance with Section 10.3; or

(iv) if prior to the acceptance for purchase of shares of Company Common Stock pursuant to the Offer, the representations and warranties of Parent or Merger Subsidiary set forth in this Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made on such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), or either Parent or Merger Subsidiary shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which breach or failure cannot be cured or has not been cured within 15 business days after the Company gives written notice of such breach or failure to Parent.

(d) By Parent:

(i) if the required approval of the shareholders of the Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment thereof;

(ii) if, prior to the acceptance for purchase of shares of Company Common Stock pursuant to the Offer, the Board of Directors of the Company shall have withdrawn or modified, or proposed publicly to withdraw or modify, in a manner adverse to Parent, its approval or recommendation of this Agreement, the Merger and the other transactions contemplated hereby, or failed to reconfirm its recommendation within three business days after a written request to do so, or approved or recommended, or proposed publicly to approve or recommend, any Takeover Proposal, or the Board of Directors of the Company thereof shall have resolved to take any of the foregoing actions; or

(iii) if, prior to the acceptance for purchase of shares of Company Common Stock pursuant to the Offer, (a) the representations and warranties of Company set forth in this Agreement that are qualified by materiality shall not be true and correct in any respect, or if the representations and warranties of Company set forth in this Agreement that are not so qualified shall not be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as if made on such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date); provided, however, a Breach of any representation or warranty under this Agreement shall not relieve Parent or Merger Subsidiary from their respective obligations under this Agreement, unless such Breach (x) constitutes a Company Material Adverse Effect or (y) acts to prevent or materially delay the consummation of the Merger Transactions or other transactions contemplated by this Agreement, or (b) the Company or a Subsidiary shall have breached or failed in any material respect to perform or comply with any material obligation, agreement or covenant required by this Agreement to be performed or complied with by it, which breach or failure cannot be cured or has not been cured within 15 business days after Parent gives written notice of such breach or failure to the Company.

Section 10.2 Effect of Termination.

In the event of the termination of this Agreement as provided in Section 10.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement (other than the confidentiality provisions of Section 8.1 and the provisions of Section 10.1 and Section 10.3 and Article XI) shall forthwith become null and void, and there shall be no liability on the part of Parent or the Company, except as provided in Section 10.3; provided, however, that nothing in this Section 10.2 shall relieve any party from liability for any Breach (occurring prior to any such termination) of any of the representations, warranties, covenants, or agreements set forth in this Agreement.

Section 10.3 Termination Fee; Expenses.

(a) Except as provided in this Section 10.3(a) and except for the filing fee under the HSR Act (which filing fee shall be paid by Parent), all fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses.

(b) In the event that (i) a Takeover Proposal shall have been made known to the Company or shall have been made directly to its shareholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a Takeover Proposal and thereafter this Agreement is terminated either pursuant to Section 10.1(b)(ii), Section 10.1(c)(ii), or Section 10.1(d)(i), and such Takeover Proposal (whether or not modified after it was first made) is consummated within one year after such termination, or (ii) this Agreement is terminated by Parent pursuant to Section 10.1(d)(ii), or is terminated by the Company pursuant to Section 10.1(c)(iii), then the Company shall pay to Parent on the date of such termination, or in the case of subclause (i) upon such consummation, a termination fee in the amount of $9.90 million (the “Termination Fee”), payable by wire transfer of immediately available funds. The Company acknowledges that the agreements contained in this Section 10.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent and Merger Subsidiary would not enter into this Agreement. In the event the Termination Fee becomes payable pursuant to this Section 10.3, the Company shall also promptly pay upon Parent’s request, all reasonably documented out-of-pocket fees and expenses incurred by Parent and Merger Subsidiary in connection with this Agreement and the transactions contemplated hereby (including the filing fee under the HSR Act), which payments shall be in addition to the Termination Fee, but which payments shall not exceed $300,000 in the aggregate. The fee arrangement contemplated hereby shall be paid pursuant to this Section 10.3 regardless of any alleged breach by Parent of its obligations hereunder; provided, however, that no payment made by the Company pursuant to this Section 10.3 shall operate or be construed as a waiver by the Company of any breach of this Agreement by Parent or Merger Subsidiary or of any rights of the Company in respect thereof. The Termination Fee, if paid, shall be the sole remedy of Parent and Merger Subsidiary for any alleged breach of this Agreement as a result of the Company’s acceptance of a Superior Proposal.

ARTICLE XI

MISCELLANEOUS

Section 11.1 No Survival of Representations and Warranties.

With respect to the representations and warranties of the Company, Parent and Merger Subsidiary specifically acknowledge and agree that such representations and warranties shall not survive the Closing and, following the Closing, neither Parent nor Merger Subsidiary will have any recourse to the Company or to any of the current or former officers, directors, shareholders or employees of the Company in the event any of the representations and warranties made herein are untrue as at any time of expression thereof.

Section 11.2 Amendment.

This Agreement and the Plan of Merger may be amended by action taken by Merger Subsidiary, the Company and Parent at any time before or after approval of the Plan of Merger by the shareholders of the Company; provided, however, that after such shareholder approval no amendment shall be made that under applicable Law requires the approval of such shareholders without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 11.3 Extension; Waiver.

At any time prior to the Effective Time, either party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto by the other party hereto or (iii) subject to the proviso contained in Section 11.2, waive compliance with any of the agreements or conditions contained herein by the other party hereto. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

Section 11.4 Entire Agreement; Assignment.

This Agreement, including all Schedules and Exhibits attached hereto, and the Confidentiality Agreement (i) constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and oral, between the parties or any of them with respect to the subject matter hereof and thereof, and (ii) shall not be assigned by operation of Law or otherwise.

Section 11.5 Notices.

All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, telecopy, telegram or telex, overnight delivery service from a national carrier or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties as follows:

if to the Company:

Noland Company

80 29th Street

Newport News, Virginia 23607

Attention:	Mr. Arthur P. Henderson
Telephone:	(757) 928-9145
Telecopy:	(757) 928-9151

with a copy to:

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 East Byrd Street

Richmond, Virginia 23219-4074

Attention:	Allen C. Goolsby, Esq.
Telephone:	(804) 788-8289
Telecopy:	(804) 788-8218

if to Parent or Merger Subsidiary:

Primus Inc.

3110 Kettering Boulevard

Dayton, Ohio 45439

Attention:	Richard W. Schwartz
Telephone:	(937) 294-6878
Telecopy:	(937) 294-6921

with a copy to:

Sebaly Shillito & Dyer, A Legal Professional Association

1900 Kettering Tower

40 N. Main Street

Dayton, Ohio 45423

Attention:	Beverly F. Shillito, Esq.
Telephone:	(937) 222-2500
Telecopy:	(937) 222-6554

or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 11.6 Governing Law.

This Agreement shall be governed by and construed in accordance with the Laws of the Commonwealth of Virginia regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

Section 11.7 Descriptive Headings.

The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 11.8 Parties in Interest.

This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except as provided in the following sentence, nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement. The following parties shall be third party beneficiaries under this Agreement: (i) the Company’s shareholders, (ii) following the Effective Time with respect to Section 8.4, directors and officers of the Company who were directors or officers of the Company at any time prior to the Effective Time and (iii) following the Effective Time with respect to Section 8.5, employees who were employed by the Company prior to the Effective Time and who remain employed by the Surviving Corporation after the Effective Time.

Section 11.9 Execution of this Agreement.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

Section 11.10 Severability.

If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify such term or provision so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf by its officers thereunto duly authorized, all as of the day and year first above written.

PRIMUS INC. (D/B/A WINWHOLESALE INC.)

By:		/s/ Richard W. Schwartz
	Name:	Richard W. Schwartz
	Title:	President

WINVEST INC.

By:		/s/ Richard W. Schwartz
	Name:	Richard W. Schwartz
	Title:	President

NOLAND COMPANY

By:		/s/ Lloyd U. Noland, III
	Name:	Lloyd U. Noland, III
	Title:	President and Chairman

ANNEX A

The capitalized terms used but not defined in this Annex A shall have the meanings set forth in the Agreement.

Tender Offer Conditions. Notwithstanding any other term of the Offer or this Agreement, Merger Subsidiary shall not be required to accept for payment, purchase or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) of the Exchange Act, pay for, any tendered shares of Company Common Stock (“Shares”) and may postpone the acceptance for payment or, subject to the restrictions referred to above, the payment for, any tendered Shares, if any Tender Offer Conditions have not been satisfied. For purposes hereof, “Tender Offer Conditions” shall mean: (i) the expiration or termination, prior to the expiration of the Offer, of any applicable waiting period under the HSR Act (the “HSR Condition”), (ii) there shall have been validly tendered (and not withdrawn) pursuant to the Offer, a number of Shares which, when added to the Shares, if any, previously acquired by Merger Subsidiary, constitute more than two-thirds of the issued and outstanding Shares calculated on a fully diluted basis (the “Minimum Condition”), and (iii) there shall not have occurred any of the events listed below:

(a) there shall be threatened, instituted or pending any action or proceeding by any Governmental Authority, or by any other Person, domestic or foreign, before any court of competent jurisdiction or Governmental Authority, which could reasonably be expected to: (i) make, illegal, impede or otherwise directly or indirectly restrain or prohibit the Offer or the Merger or seeking to obtain material damages in connection therewith, (ii) prohibit or materially limit the ownership or operation by Parent or Merger Subsidiary of all or any material portion of the business or assets of the Company and the Subsidiaries taken as a whole or compel Parent or Merger Subsidiary or their affiliates to dispose of or hold separately all or any material portion of the business or assets of Parent, Merger Subsidiary or the Company and the Subsidiaries taken as a whole, or seeking to impose any limitation on the ability of Parent or Merger Subsidiary or their affiliates to conduct their business or own such assets, (iii) impose limitations on the ability of Parent or Merger Subsidiary effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Parent or Merger Subsidiary on all matters properly presented to the Company’s shareholders, (iv) require divestiture by Parent or Merger Subsidiary of any Shares or (v) (whether directly or indirectly relating to the Offer or the Merger) that would result in a Company Material Adverse Effect or a material adverse effect on the business, financial condition, or results of operations of Parent or Merger Subsidiary;

(b) there shall be any statute, rule, regulation, legislation, interpretation, judgment, order or injunction, enacted, enforced, promulgated, amended or issued and applicable to (i) Parent, Merger Subsidiary, the Company or any of the Subsidiaries or (ii) the Offer or the Merger, by any legislative body or other Governmental Authority other than the routine application of the waiting period provisions of the HSR Act to the Offer or to the Merger, which could reasonably be expected to directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

(c) there shall have occurred any (i) Change, (ii) Breach, (iii) Violation or (iv) change in any of the representations or warranties made by the Company in this Agreement so that such representation or warranty shall be untrue or incorrect in any respect (without giving effect to materiality, a Company Material Adverse Effect or similar qualifications contained therein) that when taken together with all such other Changes, Breaches, Violations or changes in representations and warranties would have a Company Material Adverse Effect, in each case as of the date of this Agreement or the date of consummation of the Offer, except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date;

(d) the Company shall have failed to perform in any material respects any obligation or to comply in any material respect with any agreement or covenant of the Company to be performed or complied with by it under this Agreement on or prior to the date of consummation of the Offer; or

(e) there shall have occurred, and be continuing, (i) any general suspension of, or limitation on prices for, trading in securities on the Nasdaq Stock Market or through the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, or (iii) in the case of any of the foregoing clauses (i) and (ii) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

The Tender Offer Conditions (other than the Minimum Condition and the HSR Condition) are for the sole benefit of Parent and Merger Subsidiary and may be asserted by Parent or Merger Subsidiary or may be waived by Parent or Merger Subsidiary, in whole or part, at any time and from time to time, in the sole discretion of Parent or Merger Subsidiary (subject to the terms of this Agreement). The failure by Parent or Merger Subsidiary at any time to exercise any of the foregoing rights will not be deemed a waiver of any right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.